Exhibit 99.4

TECHNICAL REPORT SUMMARY

FRAC SAND RESOURCES AND RESERVES

KERMIT MINE

Winkler County, Texas

Prepared For

HI-CRUSH OPERATING, LLC (F/K/A HI-CRUSH INC.)

By

John T. Boyd Company

Mining and Geological Consultants

Pittsburgh, Pennsylvania

Report No. 3554.017

APRIL 2024

John T. Boyd Company Mining and Geological Consultants

Chairman

James W. Boyd

President and CEO

John T. Boyd II

Managing Director and COO

Ronald L. Lewis

Vice Presidents

Robert J. Farmer

Jisheng (Jason) Han

John L. Weiss

Michael F. Wick

William P. Wolf

Managing Director - Australia

Jacques G. Steenkamp

Managing Director - China

Rongjie (Jeff) Li

Managing Director – South America

Carlos F. Barrera

Pittsburgh

4000 Town Center Boulevard, Suite 300

Canonsburg, PA 15317

(724) 873-4400

(724) 873-4401 Fax

jtboydp@jtboyd.com

Denver

(303) 293-8988

jtboydd@jtboyd.com

Brisbane

61 7 3232-5000

jtboydau@jtboyd.com

Beijing

86 10 6500-5854

jtboydcn@jtboyd.com

Bogota

+57-3115382113

jtboydcol@jtboyd.com

www.jtboyd.com

April 25, 2024

File: 3554.017

Hi-Crush Operating, LLC (f/k/a Hi-Crush Inc.)

2777 Allen Pkwy #600

Houston, TX 77019

Attention:	Mr. Stephen White
Authorized Person

Subject:	Technical Report Summary
Frac Sand Resources and Reserves
Kermit Mine
Winkler County, Texas

Ladies and Gentlemen:

The John T. Boyd Company (BOYD) was retained by Hi-Crush Operating, LLC (f/k/a Hi-Crush Inc. and hereinafter “Hi-Crush”) to independently prepare estimates of mineral resources and mineral reserves—hereafter referred to as frac sand resources and frac sand reserves, respectively—for the Kermit Mine (or “Kermit”) as of December 31, 2023.

This Technical Report Summary (TRS) has been prepared to support Hi-Crush’s disclosure of the subject frac sand resources and frac sand reserves in accordance with Subpart 1300 and Item 601(b)(96) of Regulation S-K (collectively, “S-K 1300”) as adopted by the U.S. Securities and Exchange Commission’s (SEC) on October 31, 2018.

Respectfully submitted,

JOHN T. BOYD COMPANY

By:	/s/ John T. Boyd II
John T. Boyd II
President and CEO

TABLE OF CONTENTS

Page

LETTER OF TRANSMITTAL

TABLE OF CONTENTS

GLOSSARY AND ABBREVIATIONS

1.0	EXECUTIVE SUMMARY			1-1
	1.1	Introduction		1-1
	1.2	Property Description and Location		1-1
	1.3	Geology		1-3
	1.4	Exploration		1-3
	1.5	Frac Sand Reserves		1-4
	1.6	Operations		1-5
		1.6.1	Mining	1-5
		1.6.2	Processing	1-5
		1.6.3	Other Infrastructure	1-5
	1.7	Financial Analysis		1-6
		1.7.1	Market Analysis	1-6
		1.7.2	Capital and Operating Cost Estimates	1-7
		1.7.3	Economic Analysis	1-8
	1.8	Permitting and Compliance		1-10
	1.9	Conclusions		1-10

2.0	INTRODUCTION			2-1
	2.1	Registrant		2-1
	2.2	Purpose and Terms of Reference		2-1
	2.3	Expert Qualifications		2-2
	2.4	Principal Sources of Information		2-3
		2.4.1	Personal Inspections	2-4
		2.4.2	Reliance on Information Provided by the Registrant	2-4
		2.4.3	Verification of Information	2-4
		2.4.4	Other Relevant Data and Information	2-5
	2.5	Report Version		2-5
	2.6	Units of Measure		2-5

3.0	PROPERTY OVERVIEW			3-1
	3.1	Description and Location		3-1
	3.2	History		3-1
	3.3	Property Control		3-3
	3.4	Adjacent Properties		3-3
	3.5	Regulation and Liabilities		3-3
	3.6	Accessibility, Local Resources, and Infrastructure		3-4

JOHN T. BOYD COMPANY

TABLE OF CONTENTS - Continued

Page

	3.7	Physiography		3-5
	3.8	Climate		3-5

4.0	GEOLOGY			4-1
	4.1	Regional Geology		4-1
	4.2	Property Geology		4-2
		4.2.1	General Stratigraphy	4-2
		4.2.2	Structural Geology	4-2
		4.2.3	Frac Sand Geology	4-5

5.0	EXPLORATION DATA			5-1
	5.1	Background		5-1
	5.2	Exploration Procedures		5-1
		5.2.1	Preliminary Drilling and Sampling Campaign	5-1
		5.2.2	2017 Rotosonic Drilling and Sampling Campaign	5-2
		5.2.3	2023 Rotosonic Drilling and Sampling Campaign	5-2
		5.2.4	Proppant Sand Testing	5-3
		5.2.5	Other Exploration Methods	5-3
	5.3	Laboratory Testing Results		5-4
		5.3.1	Grain Size Distribution	5-4
		5.3.2	Quality Summary	5-4
	5.4	Data Verification		5-5
	5.5	Adequacy of Exploration and Sampling Data		5-5

6.0	FRAC SAND RESOURCES AND RESERVES			6-1
	6.1	Applicable Standards and Definitions		6-1
	6.2	Frac Sand Resources		6-2
		6.2.1	Methodology	6-2
		6.2.2	Classification	6-3
		6.2.3	Estimation Criteria	6-4
		6.2.4	Frac Sand Resource Estimate	6-5
		6.2.5	Validation	6-5
	6.3	Frac Sand Reserves		6-6
		6.3.1	Methodology	6-6
		6.3.2	Classification	6-6
		6.3.3	Frac Sand Reserve Estimate	6-8
		6.3.4	Significant Risks and Uncertainties	6-8

7.0	MINING OPERATIONS			7-1
	7.1	Mining Method		7-1
	7.2	Mine Schedule, Equipment, and Staffing		7-1
	7.3	Engineering and Planning		7-2
	7.4	Mining Sequence and Production		7-3
	7.5	Mining Risks		7-4

JOHN T. BOYD COMPANY

TABLE OF CONTENTS - Continued

Page

8.0	PROCESSING OPERATIONS			8-1
	8.1	Overview		8-1
	8.2	Processing Method		8-1
		8.2.1	Wet Plant	8-1
		8.2.2	Dry Plant	8-2
		8.2.3	Storage and Loadout	8-2
	8.3	Production		8-3
	8.4	Processing Risks		8-3

9.0	MINE INFRASTRUCTURE			9-1
	9.1	Overview		9-1
	9.2	Transportation		9-1
	9.3	Utilities		9-1
	9.4	Tailings Disposal		9-2
	9.5	Other Structures		9-2

10.0	MARKET ANALYSIS			10-1
	10.1	Market Overview and Outlook		10-1
	10.2	Historical Sales		10-8
	10.3	Market Entry Strategies		10-9
	10.4	Future Sales		10-9

11.0	CAPITAL AND OPERATING COSTS			11-1
	11.1	Historical Financial Performance		11-1
	11.2	Estimated Costs		11-1
		11.2.1	Projected Capital Expenditures	11-2
		11.2.2	Projected Operating Costs	11-2

12.0	ECONOMIC ANALYSIS			12-1
	12.1	Approach		12-1
	12.2	Assumptions and Limitations		12-2
	12.3	Financial Model Results		12-3
	12.4	Sensitivity Analysis		12-5

13.0	PERMITTING AND COMPLIANCE			13-1
	13.1	Permitting Requirements and Status		13-1
	13.2	Environmental Studies		13-2
	13.3	Waste Disposal and Water Management		13-2
	13.4	Compliance		13-2
	13.5	Plans, Negotiations, or Agreements		13-2
	13.6	Post-Mining Land Use and Reclamation		13-3
	13.7	Local Procurement and Hiring		13-3

14.0	INTERPRETATION AND CONCLUSIONS			14-1
	14.1	Findings		14-1

JOHN T. BOYD COMPANY

TABLE OF CONTENTS - Continued

Page

14.2	Significant Risks and Uncertainties	14-1
14.3	Recommendations	14-2

JOHN T. BOYD COMPANY

TABLE OF CONTENTS - Continued

Page
List of Tables
1.1	Frac Sand Reserves (as of December 31, 2023)	1-4
1.2	Financial Results	1-9
1.3	DCF-NPV Analysis	1-9
5.1	Weighted Average Particle Size Distribution	5-4
5.2	Proppant Performance Test Results	5-5
6.1	Frac Sand Resource Classification Criteria	6-4
6.2	Frac Sand Reserves (as of December 31, 2023)	6-8
10.1	Historical Sales Data	10-8
10.2	Frac Sand Sales Forecast	10-9
11.1	Historical Financials	11-1
12.1	Financial Results	12-3
12.2	Annual Production and Cash Flow Forecast Kermit Mine	12-4
12.3	DCF-NPV Analysis	12-5
12.4	After-Tax NPV10 Sensitivity Analysis ($ millions)	12-5
13.1	Permit/Registration Summary	13-1

JOHN T. BOYD COMPANY

TABLE OF CONTENTS - Continued

Page
List of Figures
1.1	General Location Map	1-2
1.2	Permian Basin HZ Permit Submissions	1-6
1.3	Oil Production (bbl/d)	1-7
3.1	Site Layout	3-2
4.1	Generalized Stratigraphic Chart, Surficial Deposits of the Kermit Mine	4-2
4.2	Frac Sand Thickness Isopachs	4-3
4.3	Geologic Cross Section A-A’	4-4
6.1	Relationship Between Frac Sand Resources and Frac Sand Reserves	6-2
6.2	Reserve Classification	6-7
7.1	Recent Historical and LOM Forecasted Mining Production	7-3
8.1	Recent Historical and LOM Forecasted Processing Plant Production	8-3
10.1	WTI Crude Oil CME Futures Price	10-2
10.2	U.S. Global Horizontal Drilling Permits by Region and Type	10-3
10.3	Permian Region Horizontal Drilling Permits by Type	10-3
10.4	U.S. Horizontal Drilling Permits	10-4
10.5	Oil Production (bbl/d)	10-5
10.6	Natural Gas Production (Mcf/d)	10-5
10.7	U.S. Drilled but Uncompleted Wells (DUC)	10-6
10.8	Permian Drilled but Uncompleted Wells (DUC)	10-6
10.9	All U.S. Regions Mine Hours (Quarterly)	10-7
10.10	Permian Wide In-Basin Mine Hours (Quarterly)	10-7

JOHN T. BOYD COMPANY

1

GLOSSARY OF ABBREVIATIONS AND DEFINITIONS

000	:	Thousand(s)

$	:	US dollar(s)

AMSL	:	Above mean sea level

API	:	American Petroleum Institute

API/ISO	:	API RP 19C/ISO 13503-2, Measurement of Properties of Proppants Used in Hydraulic Fracturing and Gravel-packing Operations

ASP	:	Average selling price

BBL	:	Bruce and Barr Ltd.

BOYD	:	John T. Boyd Company

Cascade	:	Cascade Environmental, Inc.

DCF	:	Discounted cash flow

DDA	:	Depreciation, depletion, and amortization expenses

EBIT	:	Earnings before interest and taxes

EBIAT	:	Earnings before interest after taxes

EBITDA	:	Earnings before interest, taxes, depreciation, and amortization

E&P	:	Exploration and production

Frac Sand	:	Frac sand is a naturally occurring, high silica content quartz sand, with grains that are generally well rounded and exhibit high compressive strength characteristics relative to other silica sand. It is utilized as a prop or “proppant” in unconventional shale frac well completions.

Frac Sand Resource	:	A Frac Sand Resource is a concentration or occurrence of sand material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Frac Sand Resource is a reasonable estimate of mineralization, taking into account relevant factors such as quality specifications, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

JOHN T. BOYD COMPANY

2

GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

Frac Sand Reserve	:	A Frac Sand Reserve is an estimate of tonnage and grade or quality of Frac Sand Resource that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Frac Sand Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

FracTAL	:	FracTAL LLC

Hi-Crush	:	Hi-Crush Operating, LLC (f/k/a Hi-Crush Inc.) and affiliated companies.

Indicated Frac Sand Resource	:	An Indicated Frac Sand Resource is that part of a Frac Sand Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing, and is sufficient to assume geological and grade or quality continuity between points of observation. An Indicated Frac Sand Resource has a lower level of confidence than that applying to a Measured Frac Sand Resource and may only be converted to a Probable Frac Sand Reserve.

Inferred Frac Sand Resource	:	That part of a Frac Sand Resource for which quantity and quality are estimated based on limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Frac Sand Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Frac Sand Resource has the lowest level of geological confidence of all Frac Sand Resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an Inferred Frac Sand Resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a Frac Sand Reserve.

IRR	:	Internal rate-of-return

ISO	:	International Organization for Standardization

Kermit	:	Kermit Mine and its various facilities

LOM	:	Life-of-mine

Measured Frac Sand Resource	:	A Measured Frac Sand Resource is that part of a Frac Sand Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit. Geological evidence is derived from detailed and reliable exploration, sampling, and testing and is sufficient to confirm geological and grade or quality continuity between points of observation. A Measured Frac Sand Resource has a higher level of confidence than that applying to either an Indicated Frac Sand Resource or an Inferred Frac Sand Resource. It may be converted to a Proven Frac Sand Reserve or to a Probable Frac Sand Reserve.

JOHN T. BOYD COMPANY

3

GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

Mesh	:	A measurement of particle size often used in determining the size distribution of granular material. In the US, standard mesh (or sieve) size is defined as the number of openings in one square inch of a screen. For example, a 36-mesh screen will have 36 openings while a 150-mesh screen will have 150 openings. Since the size of the screen (one square inch) is constant, the higher the mesh number the smaller the screen opening and the smaller the particle that will pass through. The following table provides mesh dimensions which are commonly referenced in frac sand specifications:

	Opening Size
Mesh	inches	mm	microns
20	0.0331	0.850	850
30	0.0232	0.600	600
35	0.0197	0.500	500
40	0.0165	0.425	425
50	0.0117	0.300	300
70	0.0083	0.212	212
100	0.0059	0.180	180
140	0.0041	0.105	105
200	0.0029	0.075	75

Mineral Reserve	:	See “Frac Sand Reserve”

Mineral Resource	:	See “Frac Sand Resource”

Modifying Factors	:	The factors that a qualified person must apply to Indicated and Measured Frac Sand Resources and then evaluate to establish the economic viability of Frac Sand Reserves. A qualified person must apply and evaluate modifying factors to convert Measured and Indicated Frac Sand Resources to Proven and Probable Frac Sand Reserves. These factors include, but are not restricted to: mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project.

JOHN T. BOYD COMPANY

4

GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

MSHA	:	Mine Safety and Health Administration. A division of the U.S. Department of Labor.

NTU	:	Nephelometric turbidity units

NPV	:	Net present value

PBSC	:	Permian Basin Sand Company, LLC

Permian Basin	:	A large sedimentary shale basin in the southwestern part of the United States in mainly Texas and New Mexico. The basin produces approximately 4 million barrels per day of oil and holds some of the largest oil and gas reserves in the world.

PropTester	:	PropTester, Inc.

Probable Frac Sand Reserve	:	A Probable Frac Sand Reserve is the economically mineable part of an Indicated and, in some circumstances, a Measured Frac Sand Resource. The confidence in the Modifying Factors applying to a Probable Frac Sand Reserve is lower than that applying to a Proven Frac Sand Reserve.

Proppant Sand	:	See “Frac Sand”

Proven Frac Sand Reserve	:	A Proven Frac Sand Reserve is the economically mineable part of a Measured Frac Sand Resource. A Proven Frac Sand Reserve implies a high degree of confidence in the Modifying Factors.

PSI	:	Pounds per square inch

QP	:	Qualified Person

Qualified Person	:	An individual who is:

		1.	A mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and

2.	An eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must:

	a.	Be either:

i.	An organization recognized within the mining industry as a reputable professional association; or

JOHN T. BOYD COMPANY

5

GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

ii.	A board authorized by U.S. federal, state, or foreign statute to regulate professionals in the mining, geoscience, or related field;

b.	Admit eligible members primarily based on their academic qualifications and experience;

c.	Establish and require compliance with professional standards of competence and ethics;

d.	Require or encourage continuing professional development;

e.	Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and

f.	Provide a public list of members in good standing.

ROM	:	Run-of-mine. The as-mined including in-seam clay partings mined with the sand, and out-of-seam dilution.

SEC	:	U.S. Securities and Exchange Commission

S-K 1300	:	Subpart 1300 and Item 601(b)(96) of the U.S. Securities and Exchange Commission’s Regulation S-K

Stim-Lab	:	Stim-Lab, Inc.

Surficial	:	Relating to the earth’s surface or the geology that is on the surface.

TCEQ	:	Texas Commission on Environmental Quality

Ton	:	Short ton. A unit of weight equal to 2,000 pounds-mass.

tph	:	Tons per hour

WIP	:	Work-in-progress

JOHN T. BOYD COMPANY

1-1

1.0        EXECUTIVE SUMMARY

1.1            Introduction

Hi-Crush’s Kermit Mine hosts two active surface sand mining and processing operations that have been producing various finished frac sand products—generally in the 40/140 mesh size range—since August 2017.

Hi-Crush retained BOYD to independently prepare estimates of frac sand resources and frac sand reserves for the Kermit Mine. The purpose of this TRS is threefold: (1) to summarize technical and scientific information for the subject mining property, (2) to provide the conclusions of our review of the information for the property, and (3) to provide statements of frac sand resources and frac sand reserves for Kermit in accordance with the disclosure requirements set forth in S-K 1300.

Information used in our assessment was obtained from: (1) data, reports, and other information provided by Hi-Crush, (2) existing BOYD work files and reports, (3) discussions with Hi-Crush personnel, (4) records on file with regulatory agencies, (5) data, reports, and other information from public sources, and (6) nonconfidential information in BOYD’s possession.

Unless otherwise noted, the effective date of the information provided herein, including estimates of frac sand resources and frac sand reserves, is December 31, 2023.

1.2            Property Description and Location

The Kermit Mine is located in Winkler County, Texas, approximately nine miles northeast of the town of Kermit. The general location of the Kermit Mine is provided in Figure 1.1, following this page.

The Kermit property comprises approximately 1,226 acres of surface and subsurface (i.e., mineral) rights—entirely owned in fee by Hi-Crush.

JOHN T. BOYD COMPANY

1-2

Legend
Kermit Property
TXN
Texas New Mexico Railway, LLC
128
Roads
ANDREWS CO.
LEA CO.
NEW MEXICO
TEXAS
ECTOR CO.
WINKLER CO.
WARD CO.
Jal
Bennett
Kermit
Wink
TEXAS & NEW MEXICO RAILROAD
128
18
115
874
302
18
KERMIT MINE
N
SCALE (Miles)
0 1 2 3 4
FIGURE AREA
TEXAS
Q:\CAD_GROUP\3554.017\FIGURE 1_1.DWG

FIGURE 1.1

GENERAL LOCATION MAP
Showing
KERMIT MINE
Winkler County, Texas

Prepared For
HI - CRUSH OPERATING, LLC
(F/K/A HIGH - CRUSH INC.)

John T. Boyd Company

April 2024
Scale 1" = 4 Miles

1-3

1.3	Geology

The Kermit Mine is located within an active sand dune belt, in an area of West Texas where the High Plains and Trans-Pecos desert regions converge. The region’s surface is characterized by windblown Quaternary-aged sand formations, including sand dunes, undivided sand and silt deposits, and sheet sand deposits.

Most of the Kermit property is uniformly covered by Quaternary age unconsolidated deposits, ranging from windblown dunes and sheet sands to alluvial sands, silts, clays, and caliche. Surficial sand deposition within the property boundaries indicate the mineable deposit ranges in thickness from approximately 10 ft to 90 ft, averaging approximately 60 ft across the property. There is no discernable overburden (i.e., overlying waste) material apart from sparse areas of vegetation and roots, which are easily removed during processing operations. The target sand deposit is considered to be of low geologic complexity.

The sand mined at the Kermit Mine is processed on-site to produce frac sand. Frac sand is a naturally occurring, high silica content quartz sand with grains that are generally well-rounded. The main difference between frac sand and other sands is that frac sand grains are relatively pure in composition, consisting almost entirely of quartz; other sands have numerous impurities that may be cemented to the quartz grains. The pure quartz composition of frac sand grains, along with their homogenous size and well-rounded and spherical shape, gives these sands the characteristics (e.g., crush strength, low acid solubility, low turbidity) that are needed by oil and gas producers for use in developing wells.

1.4	Exploration

In developing the Kermit property, Hi-Crush completed a series of comprehensive geologic exploration campaigns, totaling 42 drill holes—and roughly 2,300 ft of core drilling—across the Kermit property. The results of these exploration programs consist of geologic logs and subsurface sand samples, grain size analyses of the samples, and American Petroleum Institute (API) proppant sand testing of composited samples. These results were utilized to define the lateral extent, thickness, grain size distribution, and mineralogy of the target sand deposit at the Kermit Mine.

BOYD’s review indicates that the exploration data: (1) were carefully and professionally collected, prepared, and documented, (2) conform with general industry standards, and (3) are appropriate for use in evaluating and estimating frac sand resources and reserves.

JOHN T. BOYD COMPANY

1-4

1.5	Frac Sand Reserves

This report provides an estimate of frac sand reserves for Hi-Crush’s Kermit Mine in accordance with the requirements set forth in S-K 1300. These estimates were independently prepared by BOYD for the purpose of this report. The reserve estimate is the result of a thorough geologic investigation of the property, appropriate modeling of the deposit, development of life-of-mine (LOM) plans, and consideration of the relevant processing, economic, marketing, legal, environmental, socio-economic, and regulatory factors.

It is BOYD’s independent opinion that the estimated frac sand reserves for the Kermit Mine as of December 31, 2023, total approximately 60.9 million saleable product (i.e., 40/140 mesh size frac sand) tons, which are entirely owned by Hi-Crush. Table 1.1, below, presents the estimated frac sand reserves by classification and mesh size, for the Kermit Mine.

Table 1.1: Frac Sand Reserves (as of December 31, 2023)

	Mesh		Product Tons (000) by Classification
Mine	Size	Control	Proven	Probable	Total
Kermit	40/140	Owned	56,630	4,245	60,875

Hi-Crush has a well-established history of mining, processing, and selling frac sand products from their regional operations. BOYD has concluded that sufficient studies have been undertaken to enable the frac sand resources to be converted to frac sand reserves based on established operating methods and forecasted costs and revenues. The forecasted sales prices used in the estimation of frac sand reserves for the Kermit Mine vary by year, ranging from $26.00 to 26.14 per ton, and averaging $26.04 per ton of finished frac sand over the expected life of the reserves (refer to Section 10.5 and Table 12.1 for further details).

There are no reportable additional frac sand resources, excluding those converted to reserves, for the Kermit Mine. Quantities of frac sand controlled by Hi-Crush within the defined boundaries of the Kermit property, which are not reported as frac sand reserves, are not considered to be technically, economically, and/or legally extractable at the time of determination; as such, they are not reportable as frac sand resources in addition to reserves.

JOHN T. BOYD COMPANY

1-5

1.6	Operations

1.6.1	Mining

Contractors are employed to excavate sand and overburden (i.e., overlying waste material) at the Kermit Mine. The target sand deposit is excavated using conventional truck and excavator surface mining techniques. Generally, the negligibly thin layer of overburden is mined with the underlying sand. The sand is unconsolidated and does not require drilling or blasting. Excavators and/or front-end loaders are used to load the excavated sand into articulated haul trucks. The haul trucks deliver raw sand material to run-of-mine (ROM) stockpiles located near the processing facilities.

1.6.2	Processing

Each of the Kermit Mine’s two processing operations comprise the following three major components, which are typical in the production of frac sand:

•	Wet Plant – ROM material from the pit is initially processed in the wet plant where the coarse material (e.g., gravel) and fine material (e.g., fine sand and silt) is removed for the sand.

•	Dry Plant – The damp sand produced by the wet plant is dried and screened into finished products.

•	Storage and Loadout – Finished products are stored in silos and then discharged via gravity from the bottom of the silos into highway trucks for transport to the customer.

The two Kermit processing facilities share very similar designs. Each of the Kermit processing facilities has a nominal (or “nameplate”) capacity of 3 million tons of finished frac sand per year for a combined production capacity at Kermit of 6 million tons per year. Hi-Crush plans to produce approximately 4.9 million tons per year of finished products or 82% of nameplate capacity. Based on our review, it is BOYD’s opinion that the processing methods and existing equipment at the processing plants will be sufficient for the forecasted production levels over the life of the operation.

1.6.3	Other Infrastructure

All of the basic infrastructure required for the ongoing operations is in place at the Kermit Mine. The mining and processing operations are supported by the various utilities and transportation networks needed to allow the production and transportation of finished frac sands.

BOYD is unaware of any reported interruptions, outages, shortages, or failures related to infrastructure requirements which have materially affected operations at the Kermit Mine.

JOHN T. BOYD COMPANY

1-6

Given the operation is well-established, we opine that the risk of such events materially affecting the estimates of frac sand reserves presented herein is low.

1.7	Financial Analysis

1.7.1	Market Analysis

Permit submissions for horizontal oil and gas wells in the Permian Basin indicate a continuation of strong drilling ahead. Utilizing data from Baker Hughes and the Railroad Commission of Texas (RRC), the total number of permits filed ranges between 1,000 and 1,600 per quarter in 2023, a strong rebound from the pandemic lows of 2020.

Figure 1.2: Permian Basin HZ Permit Submissions

JOHN T. BOYD COMPANY

1-7

Domestic oil production continues to increase with the Permian leading the way at almost 6 million barrels per day by late 2023.

Source EIA (U.S. Energy Information Administration)

Figure 1.3: Oil Production (bbl/d)

Current frac sand production in the Permian Basin is estimated at 60 million to 65 million tons per year with fairly balanced demand and stable pricing. BOYD anticipates stable frac sand pricing substantially above those used to estimate frac sand reserves for the Kermit Mine. Additionally, we anticipate continued upward sand consumption in the basin due to economic and geopolitical influences on energy demand.

1.7.2	Capital and Operating Cost Estimates

The Kermit Mine’s recent financial performance is summarized as follows:

•	The Kermit Mine sold approximately 4.6 million tons of finished frac sand in 2023— an increase of 11% from the previous year.

•	Hi-Crush’s ASP for frac sand sold from Kermit was $26.78 per ton in 2023, increasing 12% from 2022. The five-year historical ASP was $23.82 per ton.

•	Cost of Goods Sold was $12.85 per ton sold in 2023, increasing 23% from 2022.

•	EBITDA margin (i.e., EBITDA as a percentage of gross revenue) has remained positive over the past five years and was 56% in 2023.

•	Capital expenditures totaled approximately $22.4 million (or $1.21 per ton sold) over the last five years.

JOHN T. BOYD COMPANY

1-8

Forward-looking production and unit cost estimates are based on actual past performance and are subject to Hi-Crush’s customary internal budget review and approvals process. In BOYD’s opinion, operating volumes are well-defined and understood, as are mining and processing productivities.

The Kermit Mine and related facilities are fully developed and should not require any near-term major capital investment to maintain full commercial production. Historically, the timing and amount of capital expenditures have been largely discretionary and within Hi-Crush’s control. BOYD projected sustaining capital expenditures is estimated to average $1.50 per ton sold, which includes maintenance of production equipment as well as other items needed for the ongoing operation. This unit cost is based on our judgment and experience with similar operations.

Operating cost estimates were developed based on recent actual costs and considering site specific operational activity levels and cost drivers. Kermit’s operating costs are expected to remain relatively consistent (on an uninflated basis) with 2023 results. As such, the projected total cash cost of goods sold averages $12.85 per ton sold over the life of the mine. As the operation is in a steady state, BOYD considers the future operating cost estimates to be reasonable and appropriate.

1.7.3	Economic Analysis

An economic analysis of the Kermit Mine was prepared by BOYD for the purpose of confirming the commercial viability of the reported frac sand reserves. Our financial model forecasts future free cash flow from frac sand production and sales over the life cycle of the operation using annual forecasts of production, sales revenues, and operating and capital costs.

JOHN T. BOYD COMPANY

1-9

Table 1.2, below, provides a summary of the estimated financial results for the remaining life of the Kermit Mine.

Table 1.2: Financial Results

		Remaining
		Life of Mine
	Units	Total
Expected Remaining Life	years	13
Production:
ROM Production	000 tons	73,348
Product Sales	000 tons	60,875
Total Revenues	$ millions	1,585.2
Average Selling Price	$/t sold	26.04
Total Cost of Goods Sold	$ millions	782.0
Average Cost of Goods Sold	$/t sold	12.85
Capital Expenditures	$ millions	91.3
Average Capital Expenditures	$/t sold	1.50
Pre-Tax:
Cash Flow	$ millions	711.9
NPV10	$ millions	417.7
After-tax:
Cash Flow	$ millions	570.0
NPV10	$ millions	332.8

Table 1.3 summarizes the results of the pre-tax and after-tax discounted cash flows (DCF) and net present value (NPV) analyses for the Kermit Mine.

Table 1.3: DCF-NPV Analysis

	NPV ($ millions)
	8%	10%	12%
Pre-Tax	458.8	417.7	382.5
After-Tax	365.9	332.8	304.5

The NPV estimate was made for the purpose of confirming the economic viability of the reported proppant sand reserves and not for purposes of valuing Hi-Crush, the Kermit Mine, or its assets. Internal rate-of-return (IRR) and project payback were not calculated, as there was no initial investment considered in the financial analysis presented herein.

JOHN T. BOYD COMPANY

1-10

It is BOYD’s opinion that the financial model provides a reasonable and accurate reflection of the Kermit Mine’s expected economic performance based on the assumptions and information available at the time of our review.

1.8	Permitting and Compliance

Several permits are required by federal and state law for mining, processing, and related activities at the Kermit Mine. BOYD reviewed the permits necessary to support continued operations at Kermit. Such required permits appear to be valid and in good standing. The approved permits and certifications are adequate for the continued operation of the mine and processing facilities. New permits, permit revisions, and/or renewals may be necessary from time to time to facilitate future operations. Given sufficient time and planning, Hi-Crush should be able to secure new permits, as required, to maintain its planned operations within the context of current regulations.

Mine safety is regulated by the U.S. Department of Labor’s Mine Safety and Health Administration (MSHA). MSHA inspects the facilities a minimum of twice yearly. Hi-Crush’s safety record compares favorably with its regional peers.

BOYD is not aware of any regulatory violation or compliance issue which would materially impact the reported frac sand reserves.

1.9	Conclusions

It is BOYD’s overall conclusion that the estimates of frac sand reserves, as reported herein: (1) are reasonably supported by sufficient and reliable exploration data, and (2) are reasonably and appropriately supported by technical evaluations, which consider all relevant modifying factors. We are not aware of any other relevant data or information material to the Kermit Mine that would render this report misleading. Our conclusions represent only informed professional judgment.

Given the operating history and status of evolution, residual uncertainty (future risk) for this operation is considered minor under the current and foreseeable operating environment. It is BOYD’s opinion that extraction of the frac sand reserves reported herein is technically, legally, and economically achievable after the consideration of potentially material modifying factors. The ability of Hi-Crush, or any mine operator, to recover all the reported frac sand reserves is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include mining and geologic conditions, the capabilities of management and employees, the securing of required approvals and permits in a timely manner, future frac sand prices, etc. Unforeseen changes in regulations could also impact performance. None of the opinions presented herein are intended to represent that BOYD intends or is qualified to render opinions that are legal or accounting in nature.

JOHN T. BOYD COMPANY

2-1

2.0            INTRODUCTION

2.1	Registrant

Hi-Crush provides a combination of finished frac sand products and various logistics solutions to oil and gas companies engaged in exploration and production (E&P) of unconventional oil and natural gas resources throughout the US. Headquartered in Houston, Texas, Hi-Crush was established in 2010 and began operations at their two frac sand mines: the Wyeville Mine in Tomah, Wisconsin in 2011; and the Kermit Mine in Kermit, Texas in August 2017. The company also operates numerous OnCore mining and processing facilities in the Permian Basin, and their Pronghorn last mile sand delivery services.

Additional information regarding Hi-Crush can be found on their website at www.hicrushinc.com.

2.2	Purpose and Terms of Reference

Hi-Crush retained BOYD to independently prepare and present estimates of frac sand resources and frac sand reserves for the Kermit Mine in accordance with the disclosure requirements set forth in S-K 1300. As such, the purpose of this TRS is threefold: (1) to summarize technical and scientific information for the subject mining property, (2) to provide the conclusions of our review of the information for the property, and (3) to provide statements of frac sand resources and frac sand reserves for the Kermit Mine.

BOYD’s opinions and conclusions are based on our detailed review of the supporting geologic, technical, and economic information provided by Hi-Crush, which were used in formulating the estimates of frac sand resources and frac sand reserves disclosed in this report. We independently estimated the frac sand resources and frac sand reserves from first principles using exploration information provided by Hi-Crush or by third-party experts engaged by Hi-Crush. We employed standard engineering and geoscience methods, or a combination of methods, that we considered to be appropriate and necessary to establish the conclusions set forth herein. As in all aspects of mining property evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

JOHN T. BOYD COMPANY

2-2

The ability of Hi-Crush, or any mine operator, to recover all the estimated frac sand reserves presented in this report is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include mining and geologic conditions, the capabilities of management and employees, the securing of required approvals and permits in a timely manner, future sand prices, etc. Unforeseen changes in regulations could also impact performance. Opinions presented in this report apply to the site conditions and features as they existed at the time of BOYD’s investigations and those reasonably foreseeable.

This report is intended for use by Hi-Crush, subject to the terms and conditions of its professional services agreement with BOYD. We also consent to Hi-Crush filing this TRS with the SEC pursuant to S-K 1300. Except for the purposes legislated under US securities law, any other uses of or reliance on this report by any third party is at that party’s sole risk.

2.3	Expert Qualifications

BOYD is an independent consulting firm specializing in mining-related engineering and financial consulting services. Since 1943, BOYD has completed over 4,000 projects in the United States and more than 90 other countries. Our full-time staff comprises experts in: civil, environmental, geotechnical, and mining engineering; geology; mineral economics; and market analysis. Our extensive experience in frac sand resource and reserve estimation and our knowledge of the subject property, provides BOYD an informed basis to opine on the frac sand resources and frac sand reserves available at the Kermit Mine. An overview of BOYD can be found on our website at www.jtboyd.com.

The individuals primarily responsible for the preparation of this report and the estimates of frac sand reserves presented herein are by virtue of their education, experience, and professional association considered qualified persons (QPs) as defined in S-K 1300.

Neither BOYD nor its staff employed in the preparation of this report have any beneficial interest in Hi-Crush, and are not insiders, associates, or affiliates of Hi-Crush. The results of our assignment were not dependent upon any prior agreements concerning the conclusions to be reached, nor were there any undisclosed understandings concerning any future business dealings between Hi-Crush and BOYD. This report was prepared in return for fees based on agreed-upon commercial rates, and the payment for our services was not contingent upon our opinions regarding the project or approval of our work by Hi-Crush and its representatives.

JOHN T. BOYD COMPANY

2-3

2.4	Principal Sources of Information

The information, estimates, opinions, and conclusions presented herein are informed by:

(1) data, reports, and other information provided by Hi-Crush, (2) existing BOYD work files and reports, (3) discussions with Hi-Crush personnel, (4) records on file with regulatory agencies, (5) data, reports, and other information from public sources, and (6) nonconfidential information in BOYD’s possession.

The following information was provided by Hi-Crush:

•	Exploration records (e.g., drill hole location maps, drilling logs, and lab testing summaries)

•	Mapping data, including:

-	Property control boundaries

-	Infrastructure locations

-	Easement and right-of-way boundaries

-	Topograhpic site surveys

-	Recent mining extents

•	Overview of processing operations and detailed flow diagrams

•	Preliminary business plans

•	Historical information, including:

-	Production reports and reconciliation statements

-	Financial statements

-	Product sales and pricing

-	Mine plans

-	Site plans

-	Operational data

•	Files related to mining and operating permits

Work files prepared for, and information contained, in the following BOYD report was utilized to prepare the estimates of frac sand resources and frac sand reserves disclosed herein:

Estimate of Resources and Reserves, Hi-Crush Proppants LLC, Kermit Proppant Sand Property, Winkler County, Texas; September 2017 (BOYD Report No. 3554.014).

Any other information from sources external to BOYD and/or Hi-Crush is referenced accordingly.

JOHN T. BOYD COMPANY

2-4

The data and workpapers used in the preparation of this report are on file in our offices.

2.4.1	Personal Inspections

Due to time constraints, BOYD did not conduct personal inspections of the Kermit facilities for this assignment. Various BOYD professionals—including the QPs and co-authors of this report—visited the Kermit property in August 2017. Additionally, the co-authors have visited many of the neighboring frac sand mining operations in the recent past.

2.4.2	Reliance on Information Provided by the Registrant

In the preparation of this report, BOYD has relied, exclusively and without independent verification, upon information furnished by Hi-Crush with respect to:

•	Property title and status

•	Encumbrances, easements, and right-of-ways

•	Permits, bonds, and reclamation liability

•	Sustainability initiatives

•	Surface tailings management

•	Mine closure requirements and plans

•	Monitoring/compliance requirements for protected areas/species

•	Community relations

•	Market overview and strategy

•	Product specifications

•	Marketing and sales contracts

•	Income tax rates

•	Inflation and discount rates

Our opinions and conclusions regarding this information are provided in the relevant sections of this report.

2.4.3 Verification of Information

BOYD exercised due care in reviewing the information provided by Hi-Crush within the scope of our expertise and experience (which is in technical and financial mining issues) and concluded the data are reasonable and reliable considering the status of the subject property and the purpose for which this report was prepared.

We have no reason to believe that any material facts have been withheld or misstated, or that further analysis may reveal additional material information. However, the accuracy of the results and conclusions of this report are reliant on the accuracy of the information provided by Hi-Crush. While we are not responsible for any material omissions in the information provided for use in this report, we accept responsibility for the disclosure of information contained herein which is within the scope of our expertise.

JOHN T. BOYD COMPANY

2-5

2.4.4	Other Relevant Data and Information

BOYD is not aware of any additional information which would materially impact the frac sand resource and frac sand reserve estimates reported herein.

2.5	Report Version

The effective (i.e., “as of”) date of this TRS is December 31, 2023. The estimates of frac sand resources and frac sand reserves and supporting information presented in this report are effective as of December 31, 2023.

To BOYD’s knowledge, this is the first TRS completed for Hi-Crush’s Kermit Mine. The user of this document should ensure that this is the most recent disclosure of frac sand resources and frac sand reserves for the Kermit Mine as it is no longer valid if more recent estimates are available.

2.6	Units of Measure

The US customary measurement system has been used throughout this report. Tons are short tons of 2,000 pounds-mass. Unless otherwise stated, currency is expressed in US Dollars ($). Historic prices and costs are presented in nominal (unadjusted) dollars. Future dollar values are expressed on a constant (unescalated) basis as of the effective date of this report.

JOHN T. BOYD COMPANY

3-1

3.0             PROPERTY OVERVIEW

3.1	Description and Location

The Kermit Mine comprises two active surface mining and processing operations— referred to as K1 (or Kermit South) and K2 (or Kermit North)—which both produce a “100 mesh” (i.e., 40/140 mesh) sized sand product for use in the hydraulic fracturing process (known as "fracking") to produce petroleum fluids, such as oil, natural gas, and natural gas liquids. Figure 3.1, on the following page, shows the general layout of the Kermit operations, including the locations of the mine offices, maintenance facilities, processing plants, loadout facilities, and current and former mining pits.

Hi-Crush’s Kermit operations are located on one contiguous property (the “Kermit property”) in Winkler County, Texas. The Town of Kermit is approximately nine miles south-southwest of the property and the Midland-Odessa metropolitan area lies approximately 40 miles to the east-southeast. The cities of Lubbock and San Antonio, Texas, are located approximately 125 miles northeast and 325 miles southeast, respectively, of the property. The Kermit property is located on the north side of State Route 115, with the Texas-New Mexico border approximately five miles from the property. Figure 1.1 (page 1-2) illustrates the general location of the Kermit Mine.

Geographically, the Kermit Mine’s K1 processing facilities are located at approximately 31° 57' 55" N latitude and 102° 58' 15" W longitude.

3.2	History

Extensive surface mining of frac sand has been conducted in the West Texas region since the Kermit Mine opened as the first “in-basin” mine in August 2017, and began selling frac sand into the Permian Basin oil and gas industry. Since then, numerous frac sand mines have been opened in the region.

The Kermit property was initially explored and developed by Permian Basin Sand Company, LLC (PBSC) in 2016. Hi-Crush purchased the Kermit property in early 2017 from PBSC and completed extensive exploration and sampling across the property from April to May 2017 while the K1 mining and processing facilities were being constructed.

JOHN T. BOYD COMPANY

3-2

Legend
Kermit Property
Future Mining Areas
Disturbed Mining Areas
Pipelines
N 360,000
N 355,000
N 350,000
E 920,000
E 925,000
Past Mining Area
K2 Plant and Loadout
Past & Active Mining Areas
K1 Plant and Loadout
Office
N
ROUTE 115
ROUTE 874
Note: Base Mapping Provided by Hi-Crush Proppants, LLC, with Additions by John T. Boyd Company.
SCALE (ft)
1000 500 0 1500 3000
Q:\CAD_GROUP\3554.017\FIGURE 3-1.DWG

FIGURE 3.1

MAP SHOWING SITE LAYOUT KERMIT MINE

Winkler County, Texas

Prepared For

HI-CRUSH OPERATING, LLC (F/K/A HIGH-CRUSH INC.)

John T. Boyd Company

April 2024

Scale 1" = 1,500'

3-3

Site work and construction for the first processing facility (K1) began in February 2017 on the southeast portion of the Kermit property. The K1 wet and dry plants were commissioned in July 2017 and reached full operational capacity in August of the same year.

Due to increasing customer demand and favorable in-basin markets, Hi-Crush began construction of their second Kermit processing facilities (K2) in May 2018 on the northwestern portion of the property. The K2 facilities were fully commissioned and producing finished frac sand by January 2019.

3.3	Property Control

Property control data provided for the Kermit property included mapping and a purchase agreement, which have been accepted as being true and accurate for the purpose of this report.

The Kermit property comprises approximately 1,226 “gross” acres of surface and subsurface (i.e., mineral) rights—all of which are owned in fee by Hi-Crush. The property is contiguous apart from pre-existing easements for pipelines and roadways.

3.4	Adjacent Properties

Several existing frac sand mining operations are located in the general vicinity of Hi-Crush’s Kermit Mine, including: Atlas Energy Solutions’ Kermit and Monahans mines; Black Mountain’s Vest and El Dorado mines; High Roller Sand’s 115 Plant; ProFrac’s Kermit and Monahans mines; U.S. Silica’s Crane Plant; and Vista Minerals’ West Texas mine.

There is no information used in this report that has been sourced from adjacent properties.

3.5	Regulation and Liabilities

Mining and related activities for the Kermit mining and processing operations are predominantly regulated by the TCEQ. The Kermit Mine operates under several permits and must comply with other federal, state, and municipal law regulations that do not require a specific permit. Hi-Crush reports that necessary permits are in place or applied for to support immediate operations. New permits or permit revisions may be necessary from time to time to facilitate future operations. Given sufficient time and planning, Hi-Crush should be able to secure new permits, as required, to maintain its planned operations within the context of the current regulations.

JOHN T. BOYD COMPANY

3-4

To the extent known to BOYD, there are no current violations, fines, liens, or other significant factors and risks that may affect access, title, or the right or ability to perform work on the Kermit property.

3.6	Accessibility, Local Resources, and Infrastructure

The Kermit Mine lies within a rural region of western Texas. The surrounding region has a well-established history of heavy oil and gas industry and agricultural development. The nearby Town of Kermit has a population of 6,016 and the Midland-Odessa metropolitan area has a population of 340,391 according to the 2020 U.S. Census. The surrounding counties have a combined population of over 200,000 people, according to 2020 population estimates by the U.S. Census.

Finished frac sand products from the Kermit Mine are transported to customers by bulk truck and supported by the operation’s extensive on-site loading, storage, and handling facilities. General access to the property is via a well-developed network of primary and secondary roads serviced by local municipality, county, and state governments. These roads offer direct access to the mine and processing facilities and are generally open year-round. Primary vehicular access to the property is via Texas State Route 115, running northeast-southwest through the town of Kermit. Various state highways—TX-302, TX-18, and TX-128—are near the subject property and provide primary access to various portions of the region’s oil and gas fields.

Several regional airports are located within an hour’s drive from the mine, and the Midland International Airport is approximately an hour and a half away by road.

Reliable sources of electrical power, water, supplies, and materials are readily available. Electrical power is provided to the operation by regional utility companies. Water is supplied by the public water system, surface impoundments, and water wells. Additionally, the operation has an abundance of recycled processing water available.

JOHN T. BOYD COMPANY

3-5

3.7	Physiography

The Kermit property lies within the High Plains section of the Great Plains physiographic province and the Shinnery Sands ecoregion. This region is relatively flat, with windblown sand hills and dunes in various locations. The surrounding areas generally consist of desert valleys covered with windblown sheet and dune sands, high plains covered with thick alluvium (the Llano Estacado or Staked Plains), or plateaus consisting of thin carbonate-based soils (the Caprock Escarpment). The plateau areas, typically covered by a weathering-resistant caliche (a hardened natural cement of calcium carbonate that binds other materials—such as gravel, sand, clay, and silt), may abruptly stand up to 1,000 ft above the plains.

The property is relatively flat, with surface elevations ranging from 3,020 ft above mean sea-level (AMSL) to over 3,090 ft AMSL.

There are not any natural surface waters present on the property.

Land cover in the immediate area consists predominantly of a mixture of shinnery oak, grasses, and other various scrub vegetation.

3.8	Climate

In and around the Kermit Mine, the summers are long, humid, and hot; the winters are short, cold, and dry; and the skies are mostly clear year-round. Over the course of the year, the temperature typically varies from 32°F to 97°F and is rarely below 22°F or above 105°F. The hot season lasts from mid-May to mid-September, with an average daily high temperature above 89°F. The hottest month of the year is July, with an average high of 97°F and low of 72°F. The cool season lasts from late-November to mid-February, with an average daily high temperature below 67°F. The coldest month of the year is January, with an average low of 33°F and a high of 61°F.

Annual precipitation in the area varies widely from year to year, but generally totals 5 to 12 inches of rain with little-to-no snow.

In general, the operating season for the Kermit Mine is year-round. Adverse weather conditions seldom restrict or interfere with the mining, processing, and loading operations; however, extreme weather conditions may temporarily impact operations. Periodic flooding is possible during heavy rainfall.

JOHN T. BOYD COMPANY

4-1

4.0            GEOLOGY

4.1	Regional Geology

Hi-Crush’s Kermit Mine is located within an active sand dune belt, in an area of West Texas where the High Plains and Trans-Pecos desert regions converge. This region is bordered by the Caprock Escarpment of the Llano Estacado to the east and the basins and playas of the Chihuahuan Desert to the west and south. The region’s surface is characterized by windblown Quaternary-aged sand formations, including sand dunes, undivided sand and silt deposits, and sheet sand deposits. The frac sand resources and frac sand reserves of the Kermit property are hosted in these surficial sand deposits.

The origins of these deposits are believed to be a combination of eroded bedrock material from the southern Rocky Mountains, and locally eroded Ogallala Formation sandstone. As portions of the southern Rocky Mountains were eroded via weathering, particles were carried to the Pecos River. Ancient flooding events of the Pecos River resulted in the suspended particles being deposited into flood plains. Once flood waters receded, winds took over, drying and further transporting these particles over the western Texas region.

The Caprock Escarpment of the Llano Estacado marks the eastern-most extent of the surficial sand deposits. Winds transporting particles into the area are thought to have collided with the escarpment, slowing and dropping particles out to where they have accumulated over time. Winnowing processes caused some degree of particle sorting to occur. Due to the mechanisms and long distances of particle transport, sand grains were abraded and rounded as they reached their current locations.

JOHN T. BOYD COMPANY

4-2

4.2	Property Geology

4.2.1	General Stratigraphy

Surficial geologic units covering the area in and around the Kermit property are predominantly comprised of undifferentiated Quaternary Age unconsolidated deposits, ranging from aeolian (windblown) sheet sands and dunes to alluvial sands, silts, clays, and caliche. Geologic mapping shows additional surficial stratigraphic units present in the vicinity of the property; however, the surface geology in and around the mine is primarily comprised of these aeolian sand deposits.

A generalized stratigraphic chart of the geologic units in Winkler County, Texas is presented in Figure 4.1.

System	Series	Geologic Unit
Quaternary	Pleistocene / Holocene	Sheet and Dune Sand
	Pleistocene	Unconsolidated Alluvium
Neogene	Pliocene	Ogallala Formation

Figure 4.1: Generalized Stratigraphic Chart, Surficial Deposits of the Kermit Mine

The following text discusses the strata encountered in and around the Kermit property, in depositional order:

Ogallala Formation

The Ogallala Formation is predominantly comprised of weakly cemented to unconsolidated fine- to medium-grained sands, which may be silty and calcareous in places. A caliche caprock is frequently exhibited, which resists weathering and forms ledges. The thickness of this formation has been recorded up to 550 ft.

Quaternary Sheet and Dune Sands

Most of the Kermit property is uniformly covered by Quaternary sheet and dune sands generally consisting of fine- to medium-grained quartz sand grains mixed with varying degrees of silts, calcareous sands, and caliche nodules. Surficial sand deposition in the study area may range in thickness from less than 10 ft to over 300 ft. There is no discernable overburden (i.e., overlying waste) material apart from sparse areas of vegetation and roots, which are easily removed during processing operations. Unconsolidated alluvial deposits consisting of pebble- to cobble-sized limestone and chert nodules overlain by silts are found to the east of the property. Figure 4.2 (on the following page) provides a map of the sand thickness. A cross-section through the deposit is provided in Figure 4.3 (page 4-4).

4.2.2	Structural Geology

The structural features of the Quaternary sands in and around the Kermit property are relatively non-descript. While the unit exhibits variable thickness over the area, it is unaffected by folding or faulting. Due to the lack of structural features encountered, there are no known geological features that are believed to materially affect frac sand mining operations in the immediate area; as such, the deposit is considered to be of low geologic complexity.

JOHN T. BOYD COMPANY

4-3

N 360,000
E 920,000
E 925,000
N 355,000
N 350,000
Legend
Kermit Property
Drill Hole Location
Cross Section Location -
See Figure 4.3 For Detail
Future Mining Areas
Disturbed Mining Areas
Pipelines
Sand Thickness (ft)
0-20
20-30
30-40
40-50
50-60
60+
A
A'
Past
Mining Area
K2
Plant and
Loadout
N
Past & Active
Mining Areas
K1
Plant and Loadout
ROUTE 115
Office
ROUTE 874

Q:\CAD_GROUP\3554.017\FIGURE 4-2.DWG

Note: *Base Mapping Provided by Hi-Crush Proppants, LLC, with Additions by John T. Boyd Company.*

SCALE (ft)

1000 500 0 1500 3000

FIGURE 4.2

MAP SHOWING

FRAC SAND THICKNESS ISOPACHS

KERMIT MINE

Winkler County, Texas

Prepared For

HI - CRUSH OPERATING, LLC
(F/K/A HIGH - CRUSH INC.)

John T. Boyd Company

April 2024

Scale 1" = 1,500'

4-4

Q:\CAD_GROUP\3554.017\FIGURE 4_3.DWG

A
Elevation (ft)
A'
Elevation (ft)
K-10-S
N: 10688652.36
E: 1476220.62
SURF EL: 3076.78
K-02-S
N: 10685178.17
E: 1477051.75
SURF EL: 3050.26
K-05-S
N: 10686348.92
E: 1476743.50
SURF EL: 3060.28
K-08-S
N: 10687588.62
E: 1476535.63
SURF EL: 3065.34
K-15-S
N: 10690384.25
E: 1475566.91
SURF EL: 3035.08
K-18-S
N: 10691782.68
E: 1475136.12
SURF EL: 3044.90
Property Line
Property Line
Surface
3100
3050
3000
2950
0
5000
10000
Legend
Sand
Underburden

FIGURE 4.3

CROSS SECTION A - A'

KERMIT MINE

Winkler County, Texas

Prepared For

HI - CRUSH OPERATING, LLC (F/K/A HIGH - CRUSH INC.)

John T. Boyd Company

April 2024

Scales As Shown

Horizontal 1" = 1,500'

Vertical 1" = 750'

Vertical Exaggeration 2X

Note : See Figure 4.2 For Cross Section Location.

4-5

4.2.3	Frac Sand Geology

The sand mined at Kermit is processed into various frac sand products. Frac sand is a naturally occurring silica sand—also known as quartz sand or white sand—which generally exhibit the following characteristics required by oil and gas producers for use in developing wells:

•	High-purity – frac sand grains are relatively pure (typically, >95% silicon dioxide) in composition and almost entirely free from contaminants. Typical sand deposits have numerous impurities fused to the silica grains, such as iron, carbonate, potassium, and other trace elements/minerals, which can make them more susceptible to mechanical and chemical alteration. Mineralogical purity of silica content is a characteristic of mature sand, which has been highly reworked and well sorted, so that the mechanically and chemically less-resistant minerals and fine particles have been dissolved or winnowed away.

•	Homogeneous grain size – hydraulic fracturing procedures require sand in a relatively narrow range of grain sizes which are dependent on the specific geological conditions of the well and the fracking procedures used. Larger sand grains generally provide better permeability, but smaller sand grains are typically stronger. When describing frac sand, the product is frequently referred to as simply the sieve cut, e.g., 20/40 mesh sand—meaning that 90 percent of the sand is fine enough to pass through a 20-mesh sieve and is coarse enough to be retained on a 40-mesh sieve. Common frac sand sizes include 20/40 mesh, 30/50 mesh, 40/70 mesh, “100 mesh”, “200 mesh”, and finer. The size ranges for “100 mesh” and “200 mesh” vary significantly between manufacturers. As of the date of this report, finer sands such as 40/70 mesh and “100 mesh” have become more widely utilized in shale gas well fracturing.

•	High sphericity and roundness – Sphericity and roundness describe the overall shape of the sand grains. Sphericity measures how close the grains approach the shape of a sphere while roundness measures the relative sharpness of corners and curvatures of the grains. Greater sphericity and roundness provide better grain strength and porosity/permeability between grains, allowing better flow of oil and gas from the fractures to the wellhead. A more spherical shape also enables the grains to be carried in the fracking fluid with minimal turbulence.

•	High crush resistance – Crush resistance of frac sand is dependent upon the hardness and shape of the sand grain. Generally, a high percentage of silica in the sand increases its crush resistance. Additionally, monocrystalline grains are stronger than composite grains. Crush resistance is expressed as a K-value that indicates the highest pressure (rounded to the nearest 1,000 psi) that generates less than 10 weight percent fines (i.e., crushed sand grains). For example, a K-value of 7 means that, at 7,000 psi pressure, no more than 10 weight percent fines were generated, but more than 10 weight percent fines were generated at the next highest pressure. The higher the K-value, the more crush-resistant the sand is.

JOHN T. BOYD COMPANY

4-6

•	Low acid solubility – Acid solubility is an indication of the amount of soluble cement or soluble mineral grains (i.e., non-silica contaminants) in the frac sand; low solubility requires a high silica content, as pure quartz tends to be insoluble under normal conditions.

•	Low turbidity – Turbidity is a measure of the clay, silt, or other fine grains and impurities in the sand. Low turbidity is a result of mineralogical maturity and grain-size sorting in the natural depositional environment. Generally, fine suspended matter in the mined sand is washed out during processing, so this property can be somewhat controlled for the final product.

Aeolian sand deposits, such as those found at Kermit, which are predominantly comprised of silica sand grains meeting the abovementioned characteristics are well-suited to the commercial production frac sands.

JOHN T. BOYD COMPANY

5-1

5.0      EXPLORATION DATA

5.1	Background

In developing the Kermit Mine, Hi-Crush has completed a series of comprehensive geologic exploration campaigns, totaling 42 drill holes—and roughly 2,300 ft of core drilling—across the property. The results of these exploration programs consist of geologic logs and subsurface sand samples, grain size analyses of the samples, and proppant sand testing of composited samples. A detailed exploration report was provided to BOYD for our review, and comprises the primary geologic data used in the evaluation of the frac sand resources and frac sand reserves reported herein.

Maps illustrating the extents of the sand deposit along with electronic copies of drilling and sampling logs, as well as laboratory testing summaries, were provided for our review. The equipment utilized, and the sampling, logging, and field work performed are noted as being appropriate for delineating the frac sand deposit. BOYD opines that the work done by Hi-Crush is thorough and complete for the purposes of evaluating and estimating frac sand resources and reserves on the subject property.

5.2	Exploration Procedures

5.2.1	Preliminary Drilling and Sampling Campaign

Previous owners of the subject property aimed to investigate the potential to mine and produce frac sand material from the Kermit property for the local Permian Basin energy market, essentially leading the way for the current in-basin frac sand supply trend.

A track-mounted direct push Geoprobe was utilized to complete a total of 130 exploration holes in 2016; however, the equipment utilized proved inadequate to explore the entirety of the Kermit property’s deposit, as the direct push methods proved unable to advance sampling beyond an average depth of only 29 ft below ground surface. Recoveries during this campaign were sufficient overall, but there were also frequent intervals of no recovery recorded whenever more competent clays or caliches were encountered.

This preliminary work provided enough information on the potentially mineable frac sand resources available on the Kermit property for Hi-Crush to purchase, and subsequently further develop, the property in early 2017.

JOHN T. BOYD COMPANY

5-2

5.2.2	2017 Rotosonic Drilling and Sampling Campaign

Between April and May 2017, Hi-Crush designed and completed their initial comprehensive exploration drilling and sampling campaign on the Kermit property. Drilling was performed by Cascade Environmental, Inc. (Cascade), utilizing a track mounted rotosonic core rig. A total of 22 drill holes were completed, with drill hole spacing ranging from approximately 1,000 to 2,000 ft on center, and drilling depths sometimes exceeding 80 ft in depth before encountering a red clay interval which defined the bottom of the mineable sand interval. Samples were taken, in duplicate, typically every 2–4 ft through the total depth drilled. Core loss was minimal throughout the duration of this campaign, providing detailed particle size distribution information.

Samples from this campaign were geologically logged and sampled by Hi-Crush personnel, who also secured the samples through the duration of drilling. One set of the obtained sample splits was sent to FracTAL LLC (FracTAL), St. Paul, Minnesota for sample preparation and grain size analyses, while the duplicate sample splits were kept in an on-site storage location for archival purposes.

Throughout Hi-Crush’s campaign, very few of the clayey and/or caliche-rich intervals were encountered, however a clay-rich sand interval was noted within the upper 30 ft of drilling in some drill hole locations, which corresponds to the average depth of the initial exploration campaign (direct push) completed on the property. With Hi-Crush achieving nearly 100% core recovery, and drilling to more than twice as deep as the initial direct push campaign was able to achieve, BOYD decided that: (1) data from Hi-Crush’s campaign provided the most representative delineation of the total mineable sand deposit, and (2) that using only the rotosonic drilling data, which utilized more appropriate drilling and sampling methods for this deposit type, would serve as a much better basis for evaluating the resources and reserves available on the Kermit property.

5.2.3	2023 Rotosonic Drilling and Sampling Campaign

In December 2023, Hi-Crush completed an additional 20 rotosonic drill holes on the Kermit property. Drilling was again performed by Cascade, utilizing a track mounted rotosonic core rig. In total, an additional 20 rotosonic drill holes were completed, reducing overall drill hole spacing to approximately 600 ft to 1,200 ft throughout the infill drilling areas, which covered a majority of the Kermit property.

Similar methodologies to the previous rotosonic drilling campaign were conducted, in that drilling was terminated once encountering the underlying red clay beneath the mineable sand interval, and sampled intervals were taken in duplicate, with one set being sent for laboratory testing, and the other retained by Hi-Crush in a storage building on the Kermit property. Sample analyses for the 2023 campaign were split up between two labs, as Hi-Crush contracted both FracTAL and Phoenix Processing Equipment, Louisville, Kentucky to complete gradational analyses of 2023 drilling samples.

Please refer to Figure 3.1 (page 3-2) for the locations of rotosonic drill holes completed by Hi-Crush on the Kermit property.

JOHN T. BOYD COMPANY

5-3

5.2.4	Proppant Sand Testing

Samples obtained from Hi-Crush’s rotosonic exploration campaign were shipped to FracTAL’s laboratory, where they were prepared and analyzed for fines content and particle size distribution.

The general procedure for this particle size distribution analysis was as follows:

1.	The sample was dried to remove moisture.

2.	A 600- to 1,200-gram subsample was collected and weighed.

3.	The subsample was placed in a blender for three minutes to break up the material as much as possible.

4.	The blended subsample was then placed on a 200-mesh wash screen, and thoroughly washed to remove any fine materials (e.g., clays and silts).

5.	The remaining larger than 200 mesh (+200 mesh) material is then dried and weighed to determine the mass of fines that were washed out (i.e., wash loss).

6.	The cleaned subsample was then either placed into a sieve stack of different mesh sizes and agitated for a period of 20 minutes, or run through a high-speed photographic particle size analyzer (i.e., CAMSIZER) to determine the particle size distribution of the subsample.

FracTAL then prepared various composite samples for 40/70 mesh and 100 mesh product sizes, as directed by Hi-Crush, which were then sent to PropTester, Inc. (PropTester), Cypress, Texas, for API/ISO characteristic analyses. PropTester analyzed the composite samples for standard frac sand characteristic testing according to API RP 19C/ISO 13503-2, Measurement of Properties of Proppants Used in Hydraulic Fracturing and Gravel-packing Operations (API/ISO).

5.2.5	Other Exploration Methods

To our knowledge, no other methods of exploration (such as airborne or ground geophysical surveys) were completed on the Kermit property.

JOHN T. BOYD COMPANY

5-4

5.3	Laboratory Testing Results

The relatively uniform nature of the sand deposit underlying the Kermit property, combined with the results of laboratory testing, indicate the subject property deposit can produce various frac sand products—typically in the 40/140 mesh size fraction—that meet various local Permian Basin customer specifications.

5.3.1	Grain Size Distribution

Grain size distribution was analyzed according to API/ISO, Section 6. A table of the weighted average particle size distribution of the in-situ sand deposit, as derived from laboratory testing results, is shown in Table 5.1 below.

Table 5.1: Weighted Average Particle Size Distribution

% Retained by Mesh Size				% Product
>40	40/70	70/140	<140	40/70	70/140
2	44	42	12	51	49

The preceding table highlights the relative fineness of the sand found within the Kermit deposit, indicating most of the sand particles are concentrated between the “passing 40 mesh” and “retained by 140 mesh” size fraction. Accordingly, the Kermit Mine’s principal marketable product comprises the 40/140 mesh size range frac sand.

5.3.3	Quality Summary

As general customer specifications tend to adapt to the local sand characteristics, API/ISO testing for locally sourced frac sands has become less relevant over the past several years. However, it is still of value to be able to demonstrate that the frac sand produced at a mine meets specifications for certain well applications.

Samples gathered during exploration were used to create composite product size samples that were tested by PropTester for API/ISO frac sand characteristics.

JOHN T. BOYD COMPANY

5-5

Averaged proppant performance test results for the Kermit frac sand deposit are summarized in Table 5.2, below.

Table 5.2: Proppant Performance Test Results

	Average API/ISO Test Result by Mesh Size
	40/70 mesh		100 mesh*
Sphericity	0.7	≥ 0.6	0.7
Roundness	0.6	≥ 0.6	0.6
Acid Solubility (%)	2.5	≤ 3.0	2.6
Turbidity (NTU)	11	≤ 250	14
K-Value (000 psi)	7	-	12

*100 mesh proppant sand material does not have an API/ISO specification.

The composite sample testing suggests the Kermit Mine can produce frac sands which meet minimum API/ISO recommended specifications. Moreover, Hi-Crush has demonstrated commercial success producing and selling frac sand to Permian Basin oil and gas producers, where ultimately the sand has been shown to meet customer specifications.

5.4	Data Verification

For purposes of this report, BOYD did not verify historic drill hole data by conducting independent drilling in areas already explored. It is customary in preparing frac sand resource and reserve estimates to accept basic drilling and quality testing data as provided by the client, subject to the reported results being judged representative and reasonable.

BOYD’s efforts to judge the appropriateness and reasonability of the source exploration data included reviewing provided drilling logs, sampling procedures, sand quality testing results, and discussing related aspects of the Kermit deposit and processing operations with Hi-Crush personnel during our site visits.

5.5	Adequacy of Exploration and Sampling Data

BOYD’s review of the reported procedures indicate the exploration and sampling data obtained for the Kermit Mine were: (1) carefully and professionally collected, prepared, and documented in conformance with general industry standards, and (2) are appropriate for use of evaluating and estimating frac sand resources and frac sand reserves. Similarly, BOYD’s review of testing data provided by Hi-Crush suggests that the analyses completed are generally appropriate to determine frac sand characteristics and determine the subsequent quality of finished frac sand products. As such, it is BOYD’s opinion that the sampling data are also suitable for use in the estimation of frac sand resources and frac sand reserves for the Kermit Mine.

JOHN T. BOYD COMPANY

6-1

6.0       FRAC SAND RESOURCES AND RESERVES

6.1	Applicable Standards and Definitions

Unless otherwise stated, frac sand resource and frac sand reserve estimates disclosed herein are completed in accordance with the standards and definitions provided by S-K 1300. It should be noted that BOYD considers the terms “mineral” and “frac sand” to be generally interchangeable within the relevant sections of S-K 1300.

Estimates of any mineral resources and reserves are always subject to a degree of uncertainty. The level of confidence that can be applied to a particular estimate is a function of, among other things: the amount, quality, and completeness of exploration data; the geological complexity of the deposit; and economic, legal, social, and environmental factors associated with mining the resource/reserve. By assignment, BOYD used the definitions provided in S-K 1300 to describe the degree of uncertainty associated with the estimates reported herein.

The definition of mineral (frac sand) resource provided by S-K 1300 is:

Mineral resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

Estimates of frac sand resources are subdivided to reflect different levels of geological confidence into measured (highest geologic assurance), indicated, and inferred (lowest geologic assurance). Please refer to the Glossary of Abbreviations and Definitions for the meanings ascribed to these terms.

The definition of mineral (frac sand) reserve provided by S-K 1300 is:

Mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

JOHN T. BOYD COMPANY

6-2

Estimates of frac sand reserves are subdivided to reflect geologic confidence, and potential uncertainties in the modifying factors, into proven (highest assurance) and probable. Please refer to the Glossary of Abbreviations and Definitions for the meanings ascribed to these terms.

Figure 6.1 shows the relationship between frac sand resources and frac sand reserves.

Figure 6.1: Relationship Between Frac Sand Resources and Frac Sand Reserves

In this report, the term “frac sand reserves” represent the tonnage of frac sand products that meet customer specifications and will be available for sale after processing of the ROM sand.

6.2	Frac Sand Resources

6.2.1	Methodology

BOYD independently prepared estimates of in-place frac sand for the Kermit property by performing the following tasks:

1.	The top and bottom elevations of the mineable sand interval was interpreted from drill hole records and sand particle size analyses. The sands mined at the Kermit operation are present at the surface. As there is little-to-no overburden, the top of the mineable sand unit is considered to be the current ground surface. The bottom of the mineable sand unit is delineated by the depth at which a characteristic red clay interval was encountered.

JOHN T. BOYD COMPANY

6-3

2.	Interpreted drill hole records were compiled and validated. Strata thicknesses were aggregated, and sand particle size analyses of the sand unit were composited for each data point. The compiled drill hole data were then imported into Vulcan, a geologic modeling and mine planning software suite that is widely used and accepted by the mining industry.

3.	A geologic model of the deposit was created in Vulcan using industry-standard grid modeling methods well-suited for simple stratigraphic deposits. The geologic model delineates the top and bottom of the mineable sand horizon and the distribution of the product size fractions across the deposit.

4.	After reviewing the continuity and variability of the deposit, suitable resource classification criteria were developed and applied as per the discussion in Section 6.2.2.

5.	Contiguous areas of remaining mineable sand within the Kermit property were delineated using the criteria described in Section 6.2.3, in addition to the following:

a.	50-ft setbacks from property boundaries.

b.	50-ft setbacks from pipelines.

c.	50-ft buffer zones around the process plant areas and main access road/right of way.

d.	Pit wall slopes of 3:1 (approximately 19 degrees).

e.	Areas mined prior to December 31, 2023, were delineated from aerial imagery and excluded from the estimates of frac sand resources.

6.	In-place volumes for each of the remaining mining areas were calculated from the geologic model within the Vulcan software. A dry, in-place, bulk density of 100 pounds per cubic foot was used to calculate the in-place tonnage of frac sand.

7.	Where warranted, adjustments are made to the estimates using production records to reconcile differences between the date of the ground survey/aerial imagery and the effective date of the estimates.

6.2.2	Classification

Geologic assuredness is established by the availability of both structural (thickness and elevation) and quality (size fraction) information for the deposit. Resource classification is generally based on the concentration or spacing of exploration data which can be used to demonstrate the geologic continuity of the deposit. When material variations in thickness, depth, and/or sand quality occur between drill holes, the allowable spacing distance between drill holes is reduced. The drill hole spacing criteria established by BOYD after a review of the available exploration data and geologic models and used to classify the frac sand resources of the Kermit Mine are provided in Table 6.1, below.

JOHN T. BOYD COMPANY

6-4

Table 6.1: Frac Sand Resource

Classification Criteria

Nominal Maximum
Classification	Spacing Requirment (ft)
Measured	1,500
Indicated	2,500
Inferred	5,000

Extrapolation or projection of resources in any category beyond any data point does not exceed half the point spacing distance.

The surficial sand deposit on the Kermit property is of low geologic complexity. We believe these criteria appropriately reflect their implied levels of geologic assurance with respect to the estimation of frac sand resources. Since sufficient drilling and sampling has been performed within the remaining mineable portions of the Kermit property, BOYD is of the opinion that there is a low degree of uncertainty associated with the estimates of frac sand resources provided herein.

6.2.3	Estimation Criteria

Development of the frac sand resource estimate for the Kermit Mine assumes mining and processing methods and equipment that have been utilized successfully at the operation for several years.

The target mining horizon at Kermit is manifested as a continuous, low rolling sand unit with relatively consistent depth, thickness, and quality. There is little-to-no overburden, and the high-quality sand is easily distinguished from any waste units; as such, interpretation of the mineable horizon is relatively easy. Generally, all of the sand unit is mined and processed at the Kermit operation. The mined sand is processed to remove out-sized material (i.e., sand which is either too coarse or silts/clays which are too fine to be sold) and produce saleable finished products. The amount of finished sand produced as a percentage of the raw sand mined is referred to as the processing yield (or plant yield), which is analogous to the “cut-off grade” of other mining operations. If the expected processing yield of the sand is too low, the costs of production will outweigh sales revenues and the deposit cannot be economically mined. The minimum economic processing yield is approximately 42% based on Kermit’s historical and forecasted economics (refer to Chapters 10 through 12); however, this is well below the expected processing yields of the Kermit deposit. Other limiting criteria, such as minimum mining thicknesses or maximum stripping ratios (the ratio of waste to sand excavated) are generally not considered in the estimation of frac sand resources for the Kermit Mine.

JOHN T. BOYD COMPANY

6-5

The limits of the frac sand resources are constrained to those portions of the interpreted sand deposit that:

•	Are reasonably defined by available drilling and sampling data.

•	Contain products that meet generally accepted specifications and can be sold at a profit (i.e., be economic).

•	Honor any legal mining constraints (e.g., property boundaries, environmental setbacks, utility and infrastructure setbacks, etc.).

•	Adhere to physical mining limitations.

Frac sand resources for the Kermit Mine are assessed for reasonable prospects for eventual economic extraction by reporting: (1) those resources which have been subsequently converted to proppant sand reserves after the application of all material modifying factors, and/or (2) those resources which have similar characteristics (i.e., mining conditions, and expected processing yields and qualities) to those converted to frac sand reserves.

The criteria employed in developing the estimates of frac sand resources for Kermit are supported by historical results and align with those employed at similar operations. As such, it is BOYD’s opinion that the stated criteria are reasonable and appropriate for the estimation of frac sand resources at the Kermit Mine.

6.2.4	Frac Sand Resource Estimate

There are no reportable frac sand resources excluding those converted to frac sand reserves for the Kermit Mine. Quantities of frac sand controlled by Hi-Crush within the defined boundaries of the Kermit property which are not reported as frac sand reserves, are not considered to have potential economic viability; as such, they are not reportable as frac sand resources.

6.2.5	Validation

BOYD independently estimated in-place frac sand resources for the Kermit Mine from the drilling, sampling, and testing data provided by Hi-Crush. We have reviewed this information, on a representative basis, by confirming the accuracy of geologic model inputs by comparison with drilling logs and laboratory reports. We have developed a stratigraphic grid model of the sand deposit and compared this with the provided exploration data. It is BOYD’s opinion that the geologic model is representative of the informing data and that the data are of sufficient quality to support the frac sand resources estimate provided herein. Furthermore, it is our opinion that the resource estimation methods and criteria employed are both appropriate and reasonable for the deposit type and proposed extraction methods.

JOHN T. BOYD COMPANY

6-6

6.3	Frac Sand Reserves

6.3.1	Methodology

Estimates of frac sand reserves for the Kermit Mine were derived contemporaneously with estimates of frac sand resources. To derive an estimate of saleable product tons (frac sand reserves), the following modifying factors were applied to the in-place frac sand resources underlying the mine plan areas:

•	A 95% mining recovery factor which assumes that 5% of the mineable (in-place) frac sand resource will not be recovered for various reasons. Applying this recovery factor to the in-place resource results in the estimated ROM sand tonnage that will be delivered to the processing facilities’ wet plant.

•	An overall 83% processing yield which accounts for the removal of out-sized (i.e., larger than 40 mesh and smaller than 140 mesh) material and losses during processing due to minor inefficiencies.

The overall product yield (after mining and processing losses) at the Kermit Mine is estimated at 79%. That is, for every 100 tons of in-place sand mined, approximately 79 tons will be recovered and sold as product. Mining recovery and processing yield factors are derived from sample sizing data, expected operating performance, and historical operating results.

6.3.2	Classification

All of the estimated frac sand reserves are derived from either Measured frac sand resources or Indicated frac sand resources, in accordance with S-K 1300, and are therefore classified as either Proven or Probable frac sand reserves accordingly, after BOYD was satisfied that the frac sand reserve classification reflects the outcome of technical and economic studies. Figure 6.2, on the following page, illustrates the reserve classification of the Kermit frac sand deposit.

JOHN T. BOYD COMPANY

6-7

Legend
Kermit Property
Drill Hole Location
Future Mining Areas
Disturbed Mining Areas
Pipelines
Reserve Classification
Proven
Probable
N 360,000
N 355,000
N 350,000
E 920,000
E 925,000
Past Mining Area
K2 Plant and Loadout
K1 Plant and Loadout
Past & Active Mining Areas
PROBABLE
PROVEN
PROV
PROB
Office
ROUTE 115
ROUTE 874
N

FIGURE 6.2

MAP SHOWING RESERVE CLASSIFICATION KERMIT MINE

Winkler County, Texas

Prepared For

HI - CRUSH OPERATING, LLC (F/K/A HIGH - CRUSH INC.)

John T. Boyd Company

April 2024

Scale 1" = 1,500'

Note: Base Mapping Provided by Hi-Crush Proppants, LLC, with Additions by John T. Boyd Company.

SCALE (ft)

1000 500 0 1500 3000

Q:\CAD_GROUP\3554.017\FIGURE 6-2.DWG

JOHN T. BOYD COMPANY

6-8

6.3.3	Frac Sand Reserve Estimate

BOYD’s estimate of surface mineable frac sand reserves for the Kermit Mine totals approximately 60.9 million saleable product tons, as of December 31, 2023. The frac sand reserves reported in Table 6.2, below, are based on a LOM plan which, in BOYD’s opinion, is technically achievable and economically viable after the consideration of all material modifying factors.

Table 6.2: Frac Sand Reserves (as of December 31, 2023)

	Mesh		Product Tons (000) by Classification
Mine	Size	Control	Proven	Probable	Total
Kermit	40/140	Owned	56,630	4,245	60,875

The frac sand reserves of the Kermit Mine are well-explored and defined. It is our conclusion that nearly 93% of the stated reserves can be classified in the Proven reliability category (the highest level of assurance) with the reminder classified as Probable.

The Kermit Mine, and other frac sand mining operations in the area, have a well-established history of mining and selling frac sand products into the local Permian Basin energy fields. BOYD has assessed that sufficient studies have been undertaken to enable the frac sand resources to be converted to frac sand reserves based on current and proposed operating methods and practices. Changes in the factors and assumptions employed in these studies may materially affect the frac sand reserve estimate.

The economic viability of the stated frac sand reserves is demonstrated by the production and financial projections and marketing information presented in Chapters 10 through 12 of this report. The forecasted sales prices used in the estimation of frac sand reserves for the Kermit Mine vary by year, ranging from $26.00 to $26.14 per ton, and averaging $26.04 per ton of finished frac sand over the expected life of the reserves (refer to Section 10.5 and Table 12.1 for further details).

6.3.4	Significant Risks and Uncertainties

The extent to which the frac sand reserves may be affected by any known geological, operational, environmental, permitting, legal, title, variation, socio-economic, marketing, political, or other relevant issues has been reviewed. If and as warranted. It is the opinion of BOYD that Hi-Crush has appropriately mitigated, or has the operational acumen to mitigate, the risks associated with these factors. BOYD is not aware of any additional risks that could materially affect the development of the frac sand reserves.

Given the data available at the time this report was prepared, the estimates presented herein are considered reasonable. However, they should be accepted with the understanding that additional data and analysis available after the date of the estimate may result in a change to the current estimate. These revisions may be material.

JOHN T. BOYD COMPANY

6-9

Based on our independent estimate and operations review, we have a high degree of confidence that the estimates shown in this report accurately represent the available frac sand reserves controlled by Hi-Crush at the Kermit Mine, as of December 31, 2023.

JOHN T. BOYD COMPANY

7-1

7.0       MINING OPERATIONS

7.1       Mining Method

The sheet sands and sand dunes in and around the Kermit property are loosely consolidated and overlain by minimal overburden; characteristics which are amenable to the use of conventional surface mining techniques. Since most of the target sand formation does not extend below the water table, the quarry is ‘dry-mined’ using medium-sized earthmoving equipment (i.e., haul trucks and excavators). Mining occurs in a series of benches arranged in a stair-like fashion to recover sand from the top of the formation (in elevation) down to the lowest practical elevation.

Most of the mineable area has minimal overburden and vegetation; as such, sand excavation normally begins at the surface throughout most of the mine plan area. Where present, overburden is stripped from the surface of the sand deposit utilizing bulldozers, loaders, excavators, and haul trucks. The overburden is placed away from the sand dunes in berms or stockpiles which will be planted (i.e., vegetated) to minimize erosion of the material after completion.

Drilling and blasting are not required for the loosely compacted sand. Excavators and front-end loaders are used to load the mined or ROM sand material into articulated haul trucks, which transport the sand to a ROM stockpile near the processing plants. Usually, the uppermost dune sand is mined in one bench, while the lower sheet sands are mined in up to three benches depending on the thickness of the deposit.

Once the mineable interval of sand is excavated, some of the mined-out pits will be used to store reject material from the processing operations.

7.2       Mine Schedule, Equipment, and Staffing

Sand excavation is performed by an outside earthmoving contractor who is obligated to supply the sand processing facilities with sufficient feed material to ensure continuous operations. Mining operations are conducted as required year-round but are generally restricted to 12 hours per day.

JOHN T. BOYD COMPANY

7-2

The primary mobile equipment involved in sand excavation, stockpiling, and hopper feeding includes:

•	Excavators,

•	Articulated haul trucks,

•	Front end loaders,

•	Dozers,

•	Water truck, motor grader, and other ancillary equipment.

Most of the mobile equipment fleet is owned and operated by the mining contractor. Regular and major repair maintenance of the fleet is also the contractor’s responsibility. If maintained in good condition, the mobile equipment fleet should be capable of achieving the production levels required by the LOM plan.

Staffing requirements for the mining operations are the responsibility of the earthmover contractor.

7.3       Engineering and Planning

The primary mine planning consideration is the safe, economical, and regular supply of raw high-quality sand feed to the processing plants. In commercial mining terms, the quantities of overburden removed, and sand mined each year at the Kermit Mine are considered modest. The sand deposit affords easy access as a result of its shallow depth and large areal extent. As such, mining plans for the Kermit operation are relatively simple and very flexible; able to be modified based on demand in a relatively short time frame.

Geotechnically, the sand deposit is relatively competent, and the mining depths are so shallow that slumping, or collapsing, has not been and is not expected to be a detriment to the mining process. The pit design parameters utilized at Kermit have been used with success at similar proppant sand operations for many years.

Excessive inflow of groundwater into the mining pits is not expected. As such, dewatering before or during mining activities should be manageable with drainage ditches and sumps. Flood waters from localized flash floods are a manageable risk. Onsite water ponds can be used to hold any excessive ground or storm water.

JOHN T. BOYD COMPANY

7-3

7.4       Mining Sequence and Production

Over the past five years, the Kermit operation has mined over 22 million tons of raw sand. During 2020, production was reduced from approximately 5.5 million tons per year to under 3 million tons in response to decreased customer demand due to the COVID-19 pandemic. Production rebounded in 2021 and 2022 and is forecasted to rise in the LOM plan as illustrated in Figure 7.1, below.

Figure 7.1: Recent Historical and LOM Forecasted Mining Production

As previously mentioned, the key driver of the mining operations is the adequate supply of feed material to Kermit’s two processing plants. Approximately 5.9 million ROM tons are required to produce 4.9 million tons of finished product annually. At this production rate, the Kermit operation has an expected life of 13 years. Future mine production, and hence the longevity of the mine, is directly related to the energy market demand for proppant sand. Actual yearly production volumes may, and are likely to, fluctuate significantly based on this demand.

The areal extents of the remaining mining areas (as shown in Figure 6.2, on page 6-7) and the geologic characteristics of the sand deposit afford the Kermit Mine a great deal of operational and planning flexibility. Generally, mining operations are expected to advance in blocks outwards from the two processing plants to reduce haul distances and expand waste storage capacity.

JOHN T. BOYD COMPANY

7-4

It is BOYD’s opinion that the forecasted production levels for the Kermit Mine are reasonable, logical, and consistent with typical sand surface mining practices in the region.

7.5       Mining Risks

Surface mines face two primary types of operational risks. The first category of risk includes those daily variations in physical mining conditions, mechanical failures, and operational activities that can temporarily disrupt production activities. These conditions/circumstances can adversely affect production on any given day but are not regarded as “risk issues” relative to the long-term operation of the mine. Instead, these are considered “nuisances” that, while undesirable, are encountered on a periodic basis at many mining operations. BOYD does not regard these issues as being material to the Kermit Mine’s operations or otherwise compromising its forecasted performance.

The second type of risk is categorized as “event risk”. Items in this category are rare, but significant, occurrences that ultimately have a pronounced impact on production activities and corresponding financial outcomes. Examples of event risks are major fires or explosions, floods, or unforeseen geological anomalies that disrupt extensive areas of proposed or operating mine workings and require alterations of mining plans. Such an event can result in the cessation of production activities for an undefined but extended period (measured in months, and perhaps years) and/or result in the sterilization of frac sand reserves. This type of risk is minimal in a relatively simple surface frac sand mining operation such as the Kermit Mine.

JOHN T. BOYD COMPANY

8-1

8.0       PROCESSING OPERATIONS

8.1       Overview

Hi-Crush operates two mining and processing facilities—K1 (or Kermit South) and K2 (or Kermit North)—at the Kermit Mine. The Kermit operations predominantly produce 40/140 mesh frac sand—that is, sand particles larger than 40 mesh and smaller than 140 mesh are not considered finished product and are discarded as waste.

Construction on the K1 frac sand processing facilities began in February 2017 and the plants were commissioned in July 2017. Construction on the K2 processing facilities began in May 2018 and the plants were commissioned in December 2018.

The two Kermit processing facilities share very similar designs. Each of the Kermit processing facilities has a nominal (or “nameplate”) capacity of 3 million tons of finished frac sand per year for a combined production capacity at Kermit of 6 million tons per year.

8.2       Processing Method

Each of the Kermit Mine’s processing operations comprise three major components which are typical in the production of frac sand. These components include:

•	Wet Plant – ROM material from the pit is delivered to the wet plant where the coarse material (e.g., gravel) and fine material (e.g., fine sand and silt) is removed from the sand.

•	Dry Plant – The damp sand produced by the wet plant is dried and screened into finished products.

•	Storage and Loadout – Finished products are stored in silos and discharged via gravity from the bottom of the silos into highway trucks for transport to the customer.

8.2.1    Wet Plant

The wet plant receives its raw sand feed from a ROM stockpile which is supplied by the mine. A front-end loader loads the ROM sand into a grizzly or scalping screen feed hopper. The oversized (greater than 6 or 8 mesh) material is screened out and the remaining sand is mixed with water to be pumped to and processed through the wet plant.

JOHN T. BOYD COMPANY

8-2

Each wet plant consists of two parallel wash circuits with a combined capacity of 750 tons per hour (tph). This arrangement offers a degree of flexibility as one plant circuit can be idled for maintenance, while the others are operating.

The wet plants do not crush the material, but predominantly scrubs (i.e., washes) and classifies (i.e., sizes) the sand feed material. Basically, a screen removes the 6–8 mesh top size or oversize material, and cyclones deslime and remove the minus 200 mesh material. Dewatering screens remove excess moisture. The resultant material— commonly referred to as Work-In-Progress (WIP)—is stockpiled as feed for the dry plant. The WIP stockpile rests on a water decant system which reduces the sand’s moisture content prior to entering the dry plant.

The waste wash/process water is directed to a thickener and then to a series of settling ponds. Chemical flocculant is added as the water is discharged into the retention ponds to aid with particle settling. Water used for the wet plant processing is recycled as it is sourced from a lined retention pond. The closed-loop process water circuit provides for efficient use of water as the majority is collected and recycled in the process. Water conservation is a high priority at the operation. The wet plant typically operates 24 hours per day, 7 days per week.

8.2.2    Dry Plant

A front-end loader is used to recover the WIP material from the decanted stockpile and feed it into each of the dry plants. The dry process plants each utilize three vibrating fluid bed dryers in parallel to dry the damp sand. After drying, the sand is classified (i.e., sized and sorted) using screens into a 40/140 mesh product. Any oversize material remaining at this point is screened off and deposited in the dry waste stockpile.

The K1 and K2 dry plants each have a nameplate capacity of 450 tph.

8.2.3    Storage and Loadout

Following the classification of the sand, the resulting products are stored in one of five product storage silos at each plant (10 storage silos in total). Each silo has a capacity of 3,000 tons for a total combined product storage of 30,000 tons at Kermit. Each silo has an under-silo loading point with truck scales for loading into on-highway trucks for transport to the well sites.

JOHN T. BOYD COMPANY

8-3

8.3       Production

Each of the Kermit processing facilities have a nameplate capacity of 3.0 million tons of finished “100 mesh” sand per year based on operating 24 hours a day and nearly 365 days per year. Recent annual production results and forecasted production over the expected life of the operation are provided in Figure 8.1, below.

Figure 8.1: Recent Historical and LOM Forecasted Processing Plant Production

As shown, the Kermit Mine plans to produce on average 4.9 million tons per year of finished products or approximately 82% of nameplate capacity. However, annual finished product volumes will depend on market demand and may fluctuate substantially.

8.4       Processing Risks

BOYD is unaware of any reported interruptions, outages, shortages, or failures related to processing operations that have materially affected the Kermit Mine. Given the operation is well-established, we believe the risk of such events materially affecting the estimates of frac sand reserves presented herein is low.

Based on our review, it is BOYD’s opinion that the processing methods and existing equipment at the plant are sufficient for the forecasted production of finished proppant sand products.

JOHN T. BOYD COMPANY

9-1

9.0       MINE INFRASTRUCTURE

9.1       Overview

All of the basic infrastructure required for the ongoing operations is in place at the Kermit Mine. Figure 3.1 (page 3-2) illustrates the general layout of the infrastructure at the Kermit operations.

The surface facilities currently located at the operation are well constructed and have the necessary capacity/capabilities to support the Kermit Mine’s near-term operating plans. Operational preference may lead to the upgrading of some existing facilities if the operation expands in the future.

BOYD is unaware of any reported interruptions, outages, shortages, or failures related to infrastructure requirements that have materially affected the Kermit operations. Given the operations are well-established, we believe the risk of such events materially affecting the estimates of frac sand reserves presented herein is low.

9.2       Transportation

The Kermit Mine is serviced by several roads maintained by the local municipality, county, and state governments. These roads are either paved or well-maintained graded roadways. Road access is available year-round.

There is not any rail infrastructure available at Kermit. All products are shipped via bulk trucks. Transloading would be required to use existing rail networks. Hi-Crush plans to continue to transport their products from the Kermit operation via road.

9.3       Utilities

The K1 and K2 facilities are serviced by three-phase electric power. Substations access 138 kV lines and step voltage down to 12.5 kV lines which deliver power to the processing plants. Line natural gas is supplied to all dry plants. Natural gas line capacity and substation capacity is sufficient to serve much more than 100% of Kermit’s current requirements.

The wash process water is recycled after fines are removed via settling with a flocculent in a series of constructed ponds. As the mine progresses, silt ponds are constructed in mined-out areas. Additional makeup water is obtained from wellfields near the plants. The wells are only utilized as a backup water supply.

JOHN T. BOYD COMPANY

9-2

Wastewater from offices and other buildings is collected via holding tanks and disposed of on a regular basis. Potable water is provided by the public water system.

9.4       Tailings Disposal

The mining and processing of frac sand at the Kermit operations creates a substantial volume of tailings (i.e., waste material). These tailings are typically a mixture of clay, very fine sand, and other non-silica minerals. Tailings are typically disposed of in ponds (i.e., former mining pits) where the solid materials settle to the bottom and water is recovered for reuse. As mining progresses, depleted pits will become new tailings disposal sites. Freshwater ponds are maintained on the property so water can be stored after processing through the tailings ponds.

9.5       Other Structures

On-site facilities include a scale house, employee camp, garage, office buildings, maintenance shop, warehouse, and quality laboratories.

JOHN T. BOYD COMPANY

10-1

10.0   MARKET ANALYSIS

10.1     Market Overview and Outlook

The Permian Basin’s (Permian) frac sand market is driven by unconventional horizontal drilling in the oil and gas industry. In the late 1990s, rapid advances in horizontal drilling and hydraulic fracturing (fracking) in North America ushered in large-scale commercial oil and gas production. This fracking technique has been increasingly successful and modified over time to extract oil and gas held in dense layers of shale rocks, whose low permeability had previously prevented the flow of hydrocarbons.

Hydraulic fracturing uses a mixture of water, chemicals, and proppant (natural sand or man-made sand-like substances) to fracture shale rock and release hydrocarbons such as oil, natural gas, and natural gas liquids. The proppant acts to keep the fractures open (prop) while the pressurized fluids flow back up the well piping. Wells have become more productive with the addition of horizontal drilling capabilities, longer lateral lengths, and multi-stage fracks.

North America’s shale oil industry’s growing competitiveness gained through continuous technology improvement and falling production costs have had major implications on the global energy market. Oilfield service companies, including frac sand producers, made significant efficiency gains in 2020 to survive lower commodity prices because of the COVID-19 pandemic. These gains have followed through to the present day.

Figure 10.1, on the following page, illustrates the CME Group’s West Texas Intermediate (WTI) Crude Oil Annual Average Futures Price. We estimate breakeven pricing for unconventional oil wells in the Permian to be in the $30 to $40 per barrel range. 2023 WTI futures estimate pricing to generally be in the $64 to $75 range through 2032. This cost and pricing combination supports positive wellfield economics and thus frac sand consumption.

JOHN T. BOYD COMPANY

10-2

Source: CME Group

Figure 10.1: WTI Crude Oil CME Futures Price

Figure 10.2, on the following page, is compiled from downloaded and processed publicly available data from the Railroad Commission of Texas (RCC) for horizontal oil and gas permits in the U.S. This data shows a steady increment from the post-pandemic all-time low of 716 permits recorded in the 2nd quarter of 2020, to almost 2,000 permits in the 3rd quarter of 2022. From this period until the 4th quarter of 2023, a slow decreasing trend is shown with an average of 1,600 permits by quarter. It is important to note in this figure that most of the permits are based in the Permian region (with an average of 70% of all permits) followed next by permits in the Eagle Ford region (with an average of 21% of all permits) over the last 4 years.

JOHN T. BOYD COMPANY

10-3

From the 1st quarter of 2021 to the 4th quarter of 2023, the global distribution by permit type is 76% oil and 24% gas. Permit submissions for horizontal oil and gas wells in the Permian follow the same trend of the U.S. Global Permits which suggests a continuation of strong drilling ahead.

Source RCC

Figure 10.2: U.S. Global Horizontal Drilling Permits by Region and Type

A quarterly summary of Permian horizontal oil and gas well permits (from 2014 through 2023) is presented in Figure 10.3 below.

Source RCC

Figure 10.3: Permian Region Horizontal Drilling Permits by Type

JOHN T. BOYD COMPANY

10-4

Figure 10.4 was prepared combining data available for the current working rigs by region and the horizontal drilling permits. From September 2020 there is a noticeable and constant increase in the rig counts, reaching an all-time high number of permits since the COVID-19 pandemic in January 2023.

Source EIA and RCC

Figure 10.4: U.S. Horizontal Drilling Permits

During the previous 52 weeks, rig counts were down approximately 13%. However, the continuous growth through the last three years has led to increased production for both crude oil and natural gas. For the same period, crude oil (barrels per day) and natural gas production (thousand cubic feet per day) in the Permian are up 30% and 24%, respectively.

JOHN T. BOYD COMPANY

10-5

As figures 10.5 and 10.6 illustrate, Permian daily crude oil production is reaching multi-year highs, while daily natural gas production in the Permian continues to make new records, now standing at 24.1 million cubic feet per day.

Source EIA

Figure 10.5: Oil Production (bbl/d)

Source EIA

Figure 10.6: Natural Gas Production (Mcf/d)

JOHN T. BOYD COMPANY

10-6

The EIA’s Drilling Productivity Report reports that the inventory of drilled but uncompleted wells (DUCs) in all regions have declined 49% since peaking in July 2020 (refer to Figure 10.7 for all U.S. regions, and Figure 10.8 for the Permian). This data dovetails with increased crude oil and natural gas production.

Source EIA

Figure 10.7: U.S. Drilled but Uncompleted Wells (DUC)

Source EIA

Figure 10.8: Permian Drilled but Uncompleted Wells (DUC)

JOHN T. BOYD COMPANY

10-7

Consequently, with increases in production and well completions, activity at frac sand mines has correspondingly increased throughout the U.S. According to MSHA, operating hours from 1st quarter of 2021 through 3rd quarter of 2023 were up 60% for Permian Basin frac sand mines. This data is presented in figures 10.9 (U.S.) and 10.10 (Permian).

Source MSHA

Figure 10.9: All U.S. Regions Mine Hours (Quarterly)

Source MSHA

Figure 10.10: Permian Wide In-Basin Mine Hours (Quarterly)

JOHN T. BOYD COMPANY

10-8

Industry research speculates that total in-basin mine hours, as of 2nd quarter 2023, are at the same level as the 2019 peak. Mine hours serve as a directional indicator that dovetails with previous crude oil and natural gas production and DUC data. Current frac sand production in the Permian is estimated to be in the 60 million to 65 million tons per year range, with fairly well-balanced demand and stable pricing. BOYD anticipates frac sand pricing stabilizing substantially above the pricing used in this report. Additionally, we anticipate continued upward sand consumption in the Permian due to economic and geopolitical influences on energy demand.

10.2 Historical Sales

Primarily, Hi-Crush supplies a range of frac sand products to major oilfield services companies and E&P companies operating in the Permian Basin. The Kermit Mine is Hi-Crush’s flagship operation in West Texas where they also operate several smaller, built-for-purpose mobile mining and processing facilities. Finished products supplied by the Kermit operation primarily consist of non-API standard “100 mesh” (i.e., 70/140 mesh) frac sand.

Recent historical sales data provided by Hi-Crush for the Kermit Mine are summarized in Table 10.1, below.

Table 10.1: Historical Sales Data

	Units	2019	2020	2021	2022	2023
Product Sales	000 tons	4,530	2,124	3,234	4,115	4,556
Average Selling Price	$/ton sold	25.11	17.24	14.03	23.91	26.78

Frac sand demand dropped in 2020, as compared to 2019, due to the COVID-19 pandemic. However, recovery began in the fourth quarter of 2020 and continued through 2023. In 2020, the ASP for the Kermit operation’s finished frac sand products was $13.86 per ton. In 2021, the ASP decreased to $14.03 per ton. Despite rises in production, the Permian Basin’s demand for in-basin frac sand outstripped supply in 2022. Consequently, prices for in-basin finished frac sand products rose significantly during the year; Kermit’s ASP in 2022 was $23.91 per ton. Sales volumes were slightly up sequentially in 2023, resulting in an ASP of $26.78 per ton.

Hi-Crush has structured long-term contracts with some customers outlining volume commitments and, in some cases, fixed pricing. Hi-Crush also services customers on a spot basis where volume thresholds are not set, and orders are serviced on an as-available basis at prevailing market prices. Historically, the top-five customers by sales revenue account for approximately 81% to 97% of total sales from the Kermit Mine annually. Inter-company sales represent a significant portion of Kermit’s frac sand sales to date.

JOHN T. BOYD COMPANY

10-9

10.3     Market Entry Strategies

As an existing producer with a lengthy commercial history and established customer base, it is BOYD’s opinion that market entry strategies are not required for continued sale of the Kermit Mine’s frac sand products.

10.4     Future Sales

BOYD’s projections of sales volumes and frac sand prices for the Kermit Mine are informed by Hi-Crush’s historical operating results, their short-term budget forecasts, and our knowledge of frac sand markets. Forecasted prices are based on sales of 40/140 mesh finished frac sand. Our frac sand sales forecast for the Kermit Mine is provided in Table 10.2, below.

Table 10.2: Frac Sand Sales Forecast

	Sales	ASP
Year(s)	(000 tons)	($/ton)
2024	4,900	26.36
2025	4,900	26.14
2026	4,900	26.00
2027	4,900	26.00
2028	4,900	26.00
2029–2036	36,375	26.00
Total	60,875
Minimum		26.00
Maximum		26.14
Average		26.04

BOYD is not aware of any material contracts for the sale of frac sand from the Kermit Sand Mine.

JOHN T. BOYD COMPANY

11-1

11.0     CAPITAL AND OPERATING COSTS

11.1     Historical Financial Performance

Table 11.1 summarizes the past five years of financial data for the Kermit operations. It should be recognized that the COVID-19 pandemic caused severe economic, market, and other disruptions which affected frac sand sales during 2020 and 2021.

Table 11.1: Historical Financials

	Units	2019	2020	2021	2022	2023
Frac Sand Sales	000 tons	4,530	2,124	3,234	4,115	4,556
Gross Revenues	$ 000	114,700	37,716	45,178	112,489	132,059
Average Selling Price	$/ton sold	25.11	17.24	14.03	23.91	26.78
Cost of Goods Sold	$ 000	43,170	22,406	30,958	43,001	58,524
Average Cost of Goods Sold	$/ton sold	9.53	10.55	9.57	10.45	12.85
Capital Expenditures	$ 000	2,434	29	1,056	7,506	11,366

The Cost of Goods Sold includes operating costs (i.e., mining, processing, product loadout, and other related costs) in addition to site-specific general and administrative expenses.

Based on the financial data presented above:

•	The Kermit Mine sold approximately 4.6 million tons of finished frac sand in 2023— an increase of 11% from the previous year.

•	Hi-Crush’s ASP for frac sand sold from Kermit was $26.78 per ton in 2023, increasing 12% from 2022. The five-year historical ASP was $23.82 per ton.

•	Cost of Goods Sold was $12.85 per ton sold in 2023, increasing 23% from 2022.

•	EBITDA margin (i.e., EBITDA as a percentage of gross revenue) has remained positive over the past five years and was 56% in 2023.

•	Capital expenditures totaled approximately $22.4 million (or $1.21 per ton sold) over the last five years.

11.2     Estimated Costs

The production and unit cost estimates for the Kermit Mine are informed by Hi-Crush’s historical performance and internal budget forecasts, in combination with BOYD’s familiarity with mining costs at similar operations. Operating volumes are well-defined and understood, as are mining and processing productivities at the Kermit operation. As such, it is BOYD’s opinion that the production and financial projections are reasonable and are likely to be within ±20% accuracy level.

JOHN T. BOYD COMPANY

11-2

This section contains forward-looking information related to capital and operating cost estimates for the Kermit Mine. There are inherent known and unknown risks and uncertainties associated with all mining operations. These risks, uncertainties, and other factors are not quantifiable, but include, but are not limited to, adverse general economic conditions, operating hazards, inherent uncertainties in interpreting engineering and geologic data, fluctuations in commodity prices and prices for operational services, government regulation and political risks, as well as other risks commonly associated with the mining industry.

11.2.1 Projected Capital Expenditures

The Kermit Mine and related facilities are fully developed and should not require any near-term major capital investment to maintain full commercial production. Historically, the timing and amount of capital expenditures have been largely discretionary and within Hi-Crush’s control. BOYD projected sustaining capital expenditures at a unit cost of $1.50 per ton sold, this includes maintenance of production equipment as well as other items, for the operation. This factor is based on our judgment and experience with similar operations.

11.2.2 Projected Operating Costs

Operating cost estimates were developed based on recent actual costs and considering specific operational activity levels and cost drivers. The estimates consider current and expected labor headcount and salaries, major consumables and unit prices, power costs, and equipment and maintenance costs. The total operating cost estimate includes all site costs related to mining, processing, loading, and general and administrative expenses (including non-income taxes, fees, and royalties).

Kermit’s operating costs are expected to remain relatively consistent (on an uninflated basis) with 2023 results. As such, the projected total cash cost of goods sold over the life of the mine averages $12.85 per ton sold over the life of the mine. As the operation is in a steady state, BOYD considers the future operating cost estimates to be reasonable and appropriate.

JOHN T. BOYD COMPANY

12-1

12.0            ECONOMIC ANALYSIS

12.1            Approach

The economic analysis presented in this chapter was prepared by BOYD for the purpose of confirming the commercial viability of the Kermit Mine’s reported frac sand reserves and not for the purpose of valuing the Kermit operations, or its assets. The economic analysis contains forward-looking information related to Kermit’s projected operating and financial performance. This projection involves inherent known and unknown risks and uncertainties, some of which may be outside of Hi-Crush’s control. Hi-Crush, as with all mining companies, actively evaluates, changes, and modifies business and operating plans in response to various factors that may affect operational and/or financial results. Actual results, production levels, operating expenses, sales realizations, and all other modifying factors could vary significantly from the assumptions and estimates provided in this analysis. Risk is subjective, as such, BOYD recommends that each reader should evaluate the project based on their own investment criteria.

The financial model used for the purposes of the economic analysis forecasts future free cash flow from frac sand production and sales over the life cycle of the Kermit operations using the annual forecasts of production, sales revenues, and operating and capital costs discussed earlier in this report. A DCF analysis, in which future free cash flows are discounted to present value, is used to derive an NPV for the frac sand reserves. The use of DCF-NPV analysis is a standard method within the mining industry to assess the economic value of a project after allowing for the cost of capital invested.

The financial evaluation of Kermit has been undertaken on a simplified after-tax basis and does not reflect Hi-Crush’s corporate tax structure. NPV is calculated using an after-tax discount rate of 10% (NPV10). Cash flows were assumed to occur in the middle of each year and are discounted to January 1, 2024. Cost estimates and other inputs to the cash flow model for the project have been prepared using constant 2023 money terms, i.e., without provision for inflation. The internal rate of return and project payback were not calculated, as there was no initial investment (sunk costs) considered in the financial model provided herein.

A suite of sensitivities was calculated to evaluate the effect of the main drivers of economic performance (including variations in sales prices, operating costs, and capital costs).

JOHN T. BOYD COMPANY

12-2

It is BOYD’s opinion that the financial model provides a reasonable and accurate reflection of Kermit’s expected economic performance based on the assumptions and information available at the time of our review.

12.2            Assumptions and Limitations

Cash flow projections for Kermit have been generated from the annual forecasts of production, sales revenues, and operating and capital costs discussed earlier in this report. A summary of the key assumptions and limitations is provided below:

•	Sales volumes of finished frac sand in 2024 are based on Hi-Crush’s budget projections and are expected to remain constant thereafter. Forecasted sales volumes are below the capacity limit of the Kermit processing facilities (approximately 6 million tons of 40/140 mesh frac sand per year).

•	ROM production requirements are based on an expected processing yield of 83% and will remain in line with expected sales volumes. Forecasted ROM production is at or below the capacity of the existing mining equipment and related infrastructure.

•	Forecasted revenues are based on sales of 40/140 mesh finished frac sand with a weighted average sales price of $26.36 per ton in 2024, $26.14 per ton in 2025, and continuing thereafter at $26.00 per ton for the remaining expected life of the mine (through 2036).

•	Projected operating costs are discussed in Chapter 11 and include all site costs related to mining, processing, loading, and general and administrative expenses (including non-income taxes, fees, and royalties). Unit operating costs are expected to remain relatively constant over the life of the operation.

•	Projected capital expenditures are discussed in Chapter 11 and include sustaining/maintenance of operations costs. Unit capital expenditures are expected to remain relatively constant over the life of the operation.

•	Net working capital is not included in the valuation since the Kermit Mine is a going concern.

•	Current fixed assets are depreciated over remaining life of the operations using their carrying value as of December 31, 2023, and the straight-line method.

•	Depreciation expenses for new fixed assets (from sustaining/maintenance capital expenditures) are based on a straight-line depreciation calculation using an 8-year asset life.

•	Income taxes are based on a Federal Corporate Tax Rate of 21%.

•	Asset recovery/salvage values were not included in the valuation.

•	Post-mining cost of reclamation is not included in the valuation.

JOHN T. BOYD COMPANY

12-3

12.3            Financial Model Results

Table 12.1, below, provides a summary of the estimated remaining life of mine financial results for the Kermit Mine.

Table 12.1: Financial Results

		Remaining
		Life of Mine
	Units	Total
Expected Remaining Life	years	13

Production:
ROM Production	000 tons	73,348
Product Sales	000 tons	60,875

Total Revenues	$ millions	1,585.2
Average Selling Price	$/t sold	26.04

Total Cost of Goods Sold	$ millions	782.0
Average Cost of Goods Sold	$/t sold	12.85

Capital Expenditures	$ millions	91.3
Average Capital Expenditures	$/t sold	1.50

Pre-Tax:
Cash Flow	$ millions	711.9
NPV10	$ millions	417.7

After-tax:
Cash Flow	$ millions	570.0
NPV10	$ millions	332.8

Estimated LOM pre-tax and after-tax cash flows for frac sand production from the Kermit Mine are presented in Table 12.2, on the following page.

JOHN T. BOYD COMPANY

12-4

Table 12.2

ANNUAL PRODUCTION AND CASH FLOW FORECAST

KERMIT      MINE

Prepared For

HI-CRUSH INC.

By

John T. Boyd Company

Mining and Geological Consultants

April 2024

Description	Units	2024	2025	2026	2027	2028	2029 to 2033	2034 to 2036	Total
Production Statistics:
ROM Production	000 tons	5,904	5,904	5,904	5,904	5,904	29,520	14,308	73,348
Process Yield	%	83.0	83.0	83.0	83.0	83.0	83.0	83.0	83.0
Product Sales	000 tons	4,900	4,900	4,900	4,900	4,900	24,500	11,875	60,875

Total Revenues	$ 000	129,182	128,086	127,400	127,400	127,400	637,000	308,750	1,585,218
Average Selling Price	$/ton sold	26.36	26.14	26.00	26.00	26.00	26.00	26.00	26.04

Cost of Goods Sold	$ 000	62,943	62,943	62,943	62,943	62,943	314,714	152,540	781,969
Average Cost of Goods Sold	$/ton sold	12.85	12.85	12.85	12.85	12.85	12.85	12.85	12.85

EBITDA	$ 000	66,239	65,143	64,457	64,457	64,457	322,286	156,210	803,249
DDA	$ 000	5,190	6,109	7,028	7,947	8,865	56,270	35,978	127,387
EBIT/Operating Income	$ 000	61,049	59,034	57,429	56,511	55,592	266,016	120,232	675,863
Taxes	$ 000	12,820	12,397	12,060	11,867	11,674	55,863	25,249	141,931
EBIAT	$ 000	48,228	46,637	45,369	44,643	43,918	210,152	94,983	533,932
Capital Expenditures	$ 000	7,350	7,350	7,350	7,350	7,350	36,750	17,813	91,313

Net Income	$ 000	40,878	39,287	38,019	37,293	36,568	173,402	77,171	442,619

Pre-tax Cash Flow	$ 000	58,889	57,793	57,107	57,107	57,107	285,536	138,397	711,937
Discounted at 10%	$ 000	56,148	50,094	45,000	40,909	37,190	140,978	47,424	417,743

After-tax Cash Flow	$ 000	46,069	45,396	45,047	45,240	45,433	229,672	113,149	570,006
Discounted at 10%	$ 000	43,925	39,349	35,496	32,408	29,587	113,337	38,717	332,819

JOHN T. BOYD COMPANY

12-5

DCF-NPV on a pre-tax and after-tax basis, using discount rates of 8%, 10% (the base case), and 12%, were calculated utilizing the projected cash flows. Table 12.3 summarizes the results of the pre-tax and after-tax DCF-NPV analyses:

Table 12.3: DCF-NPV Analysis

	NPV ($ millions)
	8%	10%	12%
Pre-Tax	458.8	417.7	382.5
After-Tax	365.9	332.8	304.5

As shown, the pre-tax DCF-NPV ranges from approximately $382.5 million to $458.8 million. The after-tax DCF-NPV ranges from approximately $304.5 million to $365.9 million.

The economic analysis confirms that the Kermit Mine generates positive pre- and after-tax financial results and a real NPV10 of $332.8 million. As such, it is BOYD’s opinion that the frac sand reserves of the Kermit Mine have demonstrated economic viability.

12.4            Sensitivity Analysis

Table 12.4, below, shows the sensitivity of the project after-tax for a cash flow discounted at 10% (NPV10) to a variation over a range of 20% above and below the base case in:

(1) average selling prices and (2) operating costs.

Table 12.4: After-Tax NPV10 Sensitivity Analysis ($ millions)

	Revenues
		-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
	-20%	258.4	295.1	331.8	368.5	405.2	441.9	478.6	515.3	552.0
	-15%	240.3	277.0	313.7	350.4	387.1	423.8	460.5	497.2	533.9
	-10%	222.2	258.9	295.6	332.3	369.0	405.7	442.4	479.1	515.8
	-5%	204.1	240.8	277.5	314.2	350.9	387.6	424.3	461.0	497.7
Cost of Goods Sold	0%	186.0	222.7	259.4	296.1	332.8	369.5	406.2	442.9	479.6
	5%	167.9	204.6	241.3	278.0	314.7	351.4	388.1	424.8	461.5
	10%	149.8	186.5	223.2	259.9	296.6	333.3	370.0	406.7	443.4
	15%	131.8	168.5	205.2	241.9	278.6	315.3	352.0	388.7	425.4
	20%	113.6	150.4	187.1	223.8	260.5	297.2	333.9	370.6	407.3

JOHN T. BOYD COMPANY

12-6

As expected, the project is most sensitive to changes in product pricing and operating costs. The project is less sensitive to capital costs. There is little to no impact varying the capital costs from 70% to 130% of the base case.

This analysis demonstrates the project value to be relatively robust, with positive NPVs reported across the range of values assessed.

JOHN T. BOYD COMPANY

13-1

13.0       PERMITTING AND COMPLIANCE

13.1	Permitting Requirements and Status

Several permits and compliance with federal, state, and municipal regulations are required for mining, processing, and related activities at the Kermit Mine. These activities are principally regulated by the Texas Commission on Environmental Quality (TCEQ). The predominant permitting requirement is an active Air New Source Permit for air pollution control; however, several other permits and registrations are required. A summary of the permits and registrations for the Kermit operations is provided in Table 13.1, below.

Table 13.1: Permit/Registration Summary

Renewal
Program	Permit ID	Status	Date
Industrial And Hazardous Waste	Solid Waste Registration No. 97093	Active	N/A
Petroleum Storage Tank	Registration No. 93383	Active	N/A
Public Water System/Supply	Registration No. 2480018	Active	N/A

K1 Plant (Kermit South)

Aggregate Production Operation	Registration No. AP0002202	Active	4/4/2025
Air New Source	Permit No. 150071	Active	7/9/2028
On-Site Sewage Facility	Permit No. WKP-03-17	Active	N/A
On-Site Sewage Facility	Permit No. WKP-04-17	Active	N/A
On-Site Sewage Facility	Permit No. WKP-05-17	Active	N/A
On-Site Sewage Facility	Permit No. WKP-06-18	Active	N/A
On-Site Sewage Facility	Permit No. WKP-07-18	Active	N/A
Petroleum Storage Tank	Registration No. 89626	Active	N/A

K2 Plant (Kermit North)

Aggregate Production Operation	Registration No. AP0002879	Active	1/27/2025
Air New Source	Permit No. 153152	Active	12/27/2028
On-Site Sewage Facility	Permit No. WKP-31-18	Active	N/A
On-Site Sewage Facility	Permit No. WKP-32-18	Active	N/A

BOYD reviewed the permits necessary to support continued operations at Kermit. Such required permits appear to be valid and in good standing. The approved permits and certifications are adequate for the continued operation of the mine and processing facilities. New permits, permit revisions, and/or renewals may be necessary from time to time to facilitate future operations. Given sufficient time and planning, Hi-Crush should be able to secure new permits, as required, to maintain its planned operations within the context of current regulations.

JOHN T. BOYD COMPANY

13-2

13.2      Environmental Studies

It is BOYD’s understanding that no standalone environmental studies have been conducted for the Kermit Mine. As part of the state and federal permitting process, various environmental assessments have been conducted and reviewed by the relevant local, state, and federal agencies. As the necessary permits for mining and processing operations have been issued, it is BOYD’s understanding that all environmental assessments have been accepted by the relevant regulatory bodies and no material issues were found.

13.3      Waste Disposal and Water Management

The coarse refuse generated from the sand processing operations is stockpiled and used in the construction of impoundment or backfilled into previously mined pits. The fine refuse generated from the sand processing operations is disposed of by pumping it into impoundment ponds. Waste disposal facilities are in place for current mining operations, with plans to expand the disposal facilities to meet life of reserve storage requirements.

Water control structures are in place and function as required by regulatory agencies.

13.4      Compliance

The Kermit operations are regulated by TCEQ on matters involving air and water pollution and inspected periodically by the state if issues arise.

Mine safety is regulated by MSHA. They inspect the facilities a minimum of twice a year. Hi-Crush’s safety record compares favorably with its regional peers.

Based on our review of information provided by Hi-Crush and available public information, it is BOYD’s opinion that the Kermit’s record of compliance with applicable mining, water quality, and environmental regulations is generally typical for that of the industry. BOYD is not aware of any regulatory violation or compliance issue that would materially impact the estimated frac sand reserves.

13.5      Plans, Negotiations, or Agreements

New permits and certain permit amendments/revisions require public notification. The public is made aware of pending permits by advertisement in local newspapers.

JOHN T. BOYD COMPANY

13-3

Additionally, a copy of the application is retained at the local county’s public library for review. A comment period follows the last advertisement date to allow the public to submit comments to the regulatory authority.

Hi-Crush voluntarily participates in a CCAA for the DSL with the U.S. Fish and Wildlife Service. By way of the CCAA, Hi-Crush commits to implementing conservation measures and to funding conservation actions that collectively reduce or eliminate threats to the DSL. The CCAA was approved in July 2021 and lasts for 23 years.

BOYD is not aware of any other community or stakeholder concerns, impacts, negotiations, or agreements that would materially impact the frac sand reserve estimate.

13.6      Post-Mining Land Use and Reclamation

Under current regulations, the State of Texas does not require reclamation or remediation of surface mined lands by aggregate (including frac sand) operations. However, general requirements of Kermit’s operating permits and licenses include:

•	Stabilization of disturbed areas to prevent exposure of significant materials to stormwater which could discharge off-site.

•	Demolition of water wells and septic tanks.

•	Disposal of hazardous wastes.

As a matter of good mining practice, Hi-Crush seeks to conduct progressive reclamation (per the above requirements) throughout the operation’s mining life to minimize risk and costs at closure.

13.7      Local Procurement and Hiring

BOYD is not aware of any commitments for local procurement or hiring. Hi-Crush reports making efforts to source supplies and materials from regional vendors. The workforce is likewise located in the regional area.

Hi-Crush’s stated core values include making positive impacts in the communities in which it operates. In addition to the payment of income taxes and other local community taxes such as property taxes and royalties, Hi-Crush supports, financially and otherwise, local community endeavors.

JOHN T. BOYD COMPANY

14-1

14.0       INTERPRETATION AND CONCLUSIONS

14.1	Findings

BOYD’s independent technical assessment was conducted in accordance with S-K 1300 and concludes:

•	Sufficient data have been obtained through site exploration and sampling programs and mining operations to support the geological interpretations of deposit thickness, grain size distribution and frac sand quality for the portions of the sand underlying the controlled property of the Kermit Mine. The data are of sufficient quantity and reliability to reasonably support the frac sand resource and frac sand reserve estimates presented in this report.

•	BOYD is of the opinion that our data validation efforts: (1) adequately confirm the reasonableness of the geologic interpretations, resource estimation criteria, and economic assumptions; and (2) support the use of the data in frac sand resource/reserve estimation.

•	The 60.1 million saleable product tons of frac sand reserves (as of December 31, 2023) identified on the property are reasonably and appropriately supported by technical studies, which consider expected geologic conditions, planned mining and processing operations, forecasted product revenues, and operating and capital cost estimates. As such, BOYD is of the opinion that there are reasonable expectations that the stated frac sand reserves for the Kermit Mine are technically, economically, and legally extractable as of December 31, 2023.

•	To our knowledge, there are no other relevant data or information material to the Kermit Mine that would materially impact or change this technical report summary.

14.2	Significant Risks and Uncertainties

The ability of Hi-Crush, or any mining company, to achieve production and financial projections is dependent on numerous factors. These factors primarily include site-specific geological conditions, the capabilities of management and operational personnel, product sales prices and market conditions, environmental issues, securing permit renewals and bonds, and developing and operating mines in a safe and efficient manner. Unforeseen changes in legislation and new industry developments could substantially alter the performance of any mining company. It is our understanding that Hi-Crush continuously assesses these factors and adjusts operating plans as a matter of course.

JOHN T. BOYD COMPANY

14-2

As a mining operation with an established history of commercial success, there is a high degree of certainty for the Kermit Mine under the current and foreseeable operating environment. However, it should be noted that frac sand is generally marketed exclusively to the energy sector which has historically faced more volatility than many other industries.

Subject specific assessments of risk are presented in the relevant sections of this report.

14.3      Recommendations

Based on the status of the Kermit Mine, BOYD has no recommendations for additional work relevant to the subject frac sand reserves at this time.

JOHN T. BOYD COMPANY